UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A
                                 Amendment No. 1
                                 ---------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                AXM PHARMA, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

         NEVADA                                                 75-2853946
(State or other jurisdiction    (Commission File Number)   (IRS Employer
 of incorporation)                                          Identification No.)

                            US REPRESENTATIVE OFFICE
                        4695 MACARTHUR COURT, 11TH FLOOR
                         NEWPORT BEACH, CALIFORNIA 92660
               (Address of principal executive offices (zip code))

                                 (310) 301-7728
                              (310) 301-7748 (FAX)
              (Registrant's telephone number, including area code)

                                PETER CUNNINGHAM
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        4695 MACARTHUR COURT, 11TH FLOOR
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (310) 301-7728
            (Name, address and telephone number of agent for service)


Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [__]


------------------------- ---------------------- ----------------------- ---------------------- ----------------------
TITLE OF EACH CLASS OF    AMOUNT TO BE           PROPOSED MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO BE          REGISTERED             OFFERING PRICE PER      AGGREGATE OFFERING     REGISTRATION FEE
REGISTERED                                       UNIT (1)                PRICE (1)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock underlying   3,025,000              $4.93                   $14,913,250            $1,206.48
the Series A Preferred
Stock
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock Underlying   3,025,000              $4.93                   $14,913,250            $1,206.48
the Warrants
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock              1,795,000              $4.93                   $ 8,849,350            $  715.91
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Total                     7,845,000              -------                 $38,675,850            $3,128.87
------------------------- ---------------------- ----------------------- ---------------------- ----------------------


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average of the bid and asked price of the Registrant's common stock as quoted on the Over-the-Counter Bulletin Board of $4.93 on September 19, 2003.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


                          COPIES OF COMMUNICATIONS TO:

                             LOUIS E. TAUBMAN, ESQ.
                      LAW OFFICES OF LOUIS E. TAUBMAN, P.C.
                            225 BROADWAY, SUITE 1200
                               NEW YORK, NY 10007
                                 (212) 732-7184
                               FAX: (212) 202-6380

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted. You should rely only on the information contained in this preliminary prospectus.

                             PRELIMINARY PROSPECTUS

                 SUBJECT TO COMPLETION, DATED OCTOBER 1, 2003


                                AXM PHARMA, INC.
                                ----------------


                        7,845,000 SHARES OF COMMON STOCK


         The 7,845,000 shares of common stock, $.001 par value, being offered by the selling shareholders listed on page 10. The shares of our common stock covered by this prospectus include: (i) 2,750,000 shares of common stock issuable upon conversion of the Series A Preferred Stock and 2,750,000 shares issuable upon exercise of the Warrants, issued in a private placement on August 21, 2003; (ii) 550,000 shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants, which comprise the Units underlying the Unit Purchase Warrants granted to the Placement Agent in our recent private equity offering; (iii) and an additional 1,795,000 shares of common stock issued to certain parties in consideration for services provided to AXM. This offering is not being underwritten.



         The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under "Selling shareholders" and "Plan of Distribution" in this prospectus. AXM will not receive any of the proceeds from the sale of the shares under this prospectus.

         Our common stock trades on the Over-the-Counter Bulletin Board, also called the OTCBB, under the trading symbol "AXMA". On September 30, 2003, the closing bid for our common stock as reported on the OTCBB was $4.65 per share. As of September 30, 2003 there were 13,278,347 shares of Common Stock outstanding and 2,750,000 shares of Series A Preferred Stock outstanding.


                         THIS INVESTMENT INVOLVES RISK.
                     SEE "RISK FACTORS"BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or determined that this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

               --------------------------------------------------

                 The date of this Prospectus is October 1, 2003

               --------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page


Corporate Information.......................................................  v

Prospectus Summary..........................................................  1

Risk Factors................................................................  4

Cautionary Statement Regarding Forward Looking Statements...................  9

Use Of Proceeds.............................................................  10

Selling Shareholders........................................................  10

Plan of Distribution........................................................  14

The Pharmaceutical Market In The People's Republic Of China.................  15

Business....................................................................  19

Description of Property.....................................................  26

Management..................................................................  26

Executive Compensation......................................................  30

Security Ownership of Certain Beneficial Ownership and Management...........  31

Certain Relationships And Related Transactions and Recent Sales of
Unregistered Securities.....................................................  33

Description Of Securities...................................................  35

Market for Common Equity and Related Shareholder Matters....................  39

Management's Discussion and Analysis or Plan of Operations..................  40

Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure........................................................  42

Legal Proceedings...........................................................  42

Experts.....................................................................  42

Legal Matters...............................................................  42

Financial Statements........................................................ F-1




                              CORPORATE INFORMATION

         Our corporate offices are located at 4695 Macarthur Court, 11th Floor, Newport Beach, California 92260. Our telephone number is (310) 301-7728. The URL for our website is http://www.axmpharma.com.

                               PROSPECTUS SUMMARY


Because the following is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus and our financial statements and related notes carefully. Unless the context requires otherwise, "we," "us," "our" and similar terms refer to AXM.

                                   THE COMPANY

         AXM Pharma, Inc., a Nevada corporation ("AXM"), is a pharmaceutical company based in The People's Republic of China ("China"). We are a publicly listed company trading under the symbol (OTCBB: AXMA). We recently completed a share exchange with Werke Pharmaceuticals, Inc., a Delaware corporation ("Werke"), as a result of which Werke became our wholly-owned subsidiary. Werke currently owns 100% of Shenyang Tianwei Werke Pharmaceutical Co., Ltd. ("STWP"), a Wholly Foreign Owned Enterprise ("WFOE") organized under the laws of China.

         STWP is located in the City of Shenyang, in the Province of Liaoning in the Northeastern section of China. STWP and it's predecessor company, Shenyang Tianwei Pharmaceutical Factory, Ltd. ("STPF"), has an operating history of approximately 10 years. STWP historically has been a manufacturer and distributor of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. STWP's Shenyang plant was decommissioned in 2002 due to the significant growth of the population of Shenyang that caused the surrounding area to change from a city-edge industrial area to a city-center, non-industrial urban residential neighborhood. As part of a broad-based corporate development strategy, the Shenyang plant is anticipated to be contributed to a city-sponsored commercial/residential real estate development. STWP currently utilizes a third-party original equipment manufacturing ("OEM") pharmaceutical plant to produce all of its products and sells its products only through third-party distributors.

                               RECENT DEVELOPMENTS

Business

         We intend to use a portion of the net proceeds from our recent private financing to construct a modern production and distribution facility, which we intend to qualify under United States Good Manufacturing Practice ("GMP") regulations. The new plant, construction of which we plan to commence in October 2003, will be located in a special economic zone located several kilometers from the old plant that will provide us with various multi-year tax and development incentives. Prior to closing the old plant, we had approximately 320 employees. By utilizing OEM manufacturing relationships, our head count has dropped to approximately 20 employees. It is anticipated that when the new facility is certified and becomes operational the total headcount will likely approach the former number of employees and selected OEM production and distribution will be discontinued.

Financing

         On September 12, 2003, we completed a private equity financing of $5,500,000 with two accredited investors. After payment of costs and expenses, including fees of the placement agent, we received net proceeds of approximately $4,850,000. Pursuant to the terms of the Securities Purchase Agreements, dated as of August 21, 2003, and September 12, 2003 (collectively referred to herein as the "Securities Purchase Agreement"), we issued 2,750,000 shares of our Series A Preferred Stock, $.001 par value per share (the "Preferred Stock"), at a price per share of $2.00 and 2,750,000 Common Stock Purchase Warrants (the "Warrants"), each of which entitles the holder to purchase one share of the our common stock, $.001 par value (the "Common Stock"), for a period of five years from the date of issuance at a price of $3.00 per share. Each share of Preferred Stock is convertible, at the option of the holder, into one share of common stock, subject to adjustment for certain occurrences. In addition to its fees and expenses, TN Capital Equities, Ltd., the placement agent, received a five-year warrant to purchase up to 275,000 units (the "Units"), each Unit consisting of one share of Preferred Stock and one Warrant at an exercise price of $2.00 per Unit.

The Preferred Stock

         The Preferred Stock is convertible by the holder into our Common Stock on a share-for-share basis. The conversion rate is subject to standard anti-dilution adjustments, including a narrow-based, weighted average adjustment for future sales of capital stock at a price less than the original price paid for the Preferred Stock. See "Description of Securities - Series A Preferred Stock."

The Warrants

         Each Warrant allows its holder to purchase one share of Common Stock for $3.00, subject to adjustment, until five years after the date of issuance. Holders may also exercise the Warrants through a cashless exercise using the following formula:

                  X =          Y(A-B)
                               ------
                                 A

     where:

                   X = the number of shares of Common Stock to be issued to the holder  upon  conversion;

                   Y = the  number of Warrant Shares identified in the Exercise
                       Form as being applied to the subject exercise;

                   A = the Current Market Price on such date; and

                   B = the Exercise Price on such date



         The Warrants are redeemable, commencing 60 days from the date of the final Closing, by AXM at a price of $.05 per Investor Warrant at any time prior to their exercise or expiration upon 30 days' prior written notice; provided, however, that (i) closing sales price for the Common Stock for at least 30 consecutive calendar days ending on the third day prior to the date notice of redemption is given by AXM has been at least $4.00 per share; (ii) a registration statement relating to the shares of Common Stock issuable upon exercise of the Warrants has been declared effective by the Commission and is available for resale of such shares during the entire 30-day notice period; and
(iii) the holder would not be prevented from selling the shares issuable upon exercise of the Warrants subject to the notice of redemption as a result of the lock-up/dribble-out provisions contained in the Securities Purchase Agreement under which the Preferred Stock and the Warrants were issued and sold by the Company, after aggregating the number of shares issuable upon exercise of the Warrants subject to the notice of redemption with (A) those shares of Common Stock currently held by the holder and (B) those shares of Common Stock currently held by the holder as a result of its conversion of shares of the Preferred Stock. The Warrants remain exercisable during the 30-day notice period. Any Warrant holder who does not exercise that holder's Warrants prior to their expiration or redemption, as the case may be, forfeits that holder's right to purchase the shares of Common Stock underlying the Warrants.

         For additional terms of the Warrants, see "Description of Securities -- Warrants - Redemption."

Registration Rights

         In connection with the issuance of the Preferred Stock and Warrants, we agreed to file a registration statement with the Commission within 45 days of the date of the Securities Purchase Agreement registering the resale of the shares of Common Stock into which the Preferred Stock may be converted, the shares of Common Stock issuable upon the exercise of the Warrants (collectively, the "Registrable Securities"). In addition, we agreed, at our expense, to keep such registration statement current until the earlier of 24 months or such time as all of the Registrable Securities are freely tradable under the Securities Act.

          If the registration statement is not filed within 45 days following the date of the Securities Purchase Agreement or is not declared effective by the Commission within 135 days following such date (any such failure or breach being referred to as an "Event", and the date on which such Event occurs being referred to as "Event Date"), then, on the Event Date and on the date of every monthly anniversary thereof until the Event is cured, we have agreed to pay to each purchaser of Registrable Securities an amount in cash equal 2.0% of the amount paid by such purchaser pursuant to the Purchase Agreement for the Registrable Securities purchased by such purchaser. If we fail to pay to any purchaser of the Registrable Securities such amounts in full within three days after the date payable, we have agreed to pay to such purchasers interest thereon at the rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), accruing daily from the date such amounts are due until such amounts, plus all such interest thereon, are paid in full.

         In addition to the Registration rights granted to the purchasers of Preferred Stock and Warrants, we have granted piggy-back registration rights to certain other shareholders who received shares of our Common Stock as consideration for services performed on our behalf. See "Selling Shareholders."

Lock-ups

         In the Securities Purchase Agreement, each purchaser agreed not to sell, in any calendar month during the one-year period beginning on the date of the Securities Purchase Agreement, more than 1/12 of the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants purchased by such purchaser; provided, however, that the number of shares that can be sold is cumulative and begins to accumulate on the day following the date of the Securities Purchase Agreement, and, provided that the number of shares that can be sold in any calendar month will increase to 1/6 of such aggregate number of shares of Common Stock issuable to such purchaser in the event the average daily trading volume in the Common Stock is equal to or greater than 200,000 shares per day in the previous 20 trading days.

         Our executive officers, directors and 5% or greater shareholders have also agreed to abide by lock-up provisions substantially similar to those agreed to by the purchasers in the Securities Purchase Agreement.


Name Change

On October 1, 2003, we changed our name from "Axiom Pharmaceuticals, Inc." to "AXM Pharma, Inc." Our name change, which was approved by written consent of a majority of our shareholders and by unanimous resolution of our Board of Directors, was made in conjunction with the settlement of a claim of trademark infringement alleged by Axiom Pharmaceutical Corporation on September 29, 2003. See "Legal Proceedings."




                                  RISK FACTORS


         You should carefully consider the risks described below before making an investment in AXM. The risks and uncertainties described below are not the only ones facing AXM, and there may be additional risks that we do not presently know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks actually occurs our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.


RISKS RELATING TO OUR BUSINESS


         Ability to Protect and Maintain Intellectual Property and Licensing Arrangements. Our success will depend in part on our ability to protect and maintain intellectual property rights and licensing arrangements for our products. No assurance can be given that licenses or rights used by AXM will not be challenged, invalidated, infringed or circumvented, or that the rights granted thereunder will provide competitive advantages to us. There can be no assurance that we will be able to obtain a license to any third-party technology that we may require to conduct our business or that such technology can be licensed at a reasonable cost. There is no certainty that we will not be challenged by our partners for non-compliance with our licensing arrangements. Furthermore, there can be no assurance that we will be able to remain in compliance with our existing or future licensing arrangements. Consequently, there may be a risk that licensing arrangements are withdrawn with no penalties to the licensor or compensation to AXM.


         Ability to Obtain Regulatory Approvals and Reimbursement. The manufacture and sale of pharmaceutical products in China is highly regulated by a number of state, regional and local authorities. These regulations significantly increase the difficulty and costs involved in obtaining and maintaining regulatory approval and reimbursement listings for marketing new and existing products. In addition, our future growth and profitability are, to a significant extent, dependent upon our ability to obtain timely regulatory approvals and reimbursement from the relevant authorities.


         Dependence on Certain Local Parties; Absence of Control. Our operations may become substantially dependent on local Chinese partners to provide marketing expertise and knowledge of the local regulatory environment in order to facilitate the acquisition of necessary licenses and permits. Any failure to form or maintain alliances with local partners, or the preemption or disruption of such alliances by our competitors or otherwise, could adversely affect our ability to penetrate and compete successfully in the Chinese marketplace. In addition, in the uncertain legal environments in China, our business may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate, their agreements or other understandings with AXM.


         Reliance on Third Parties for Supply and Manufacture of Products. Third parties manufacture all of our products. We do not currently have manufacturing facilities, personnel or access to raw materials to independently manufacture its products. Except for any contractual rights and remedies that we may have with our manufacturers, we have no control over the availability of our products, their quality or cost. If for any reason we are unable to obtain or retain third party manufacturers on commercially acceptable terms, we may not be able to distribute our products as planned. If we encounter delays or difficulties with contract manufacturers in producing or packaging our products, the distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of supply or abandon or sell product lines on unsatisfactory terms. We may not be able to enter into alternative supply arrangements on commercially acceptable terms, if at all. There can be no assurance that the manufacturers that we have engaged will be able to provide sufficient quantities of these products or that the products supplied will meet with our specifications. In addition, production of our products may require raw materials for which the sources and quantities are limited. An inability to obtain adequate supplies of raw materials could significantly delay development, regulatory approval and marketing of our products.

         Dependence of Third Party Distributors. We currently utilize several third party distributors to distribute our products throughout certain regions of China. If for any reason we are unable to obtain or retain third party distributors on commercially acceptable terms, we may not be able to distribute our products as planned. If we encounter delays or difficulties with contract distributors, the distribution, marketing and subsequent sales of these products would be adversely affected, and we may have to seek alternative sources of distribution or abandon or sell product lines on unsatisfactory terms. We may not be able to enter into alternative distribution arrangements on commercially acceptable terms, if at all. There can be no assurance that the distributors that we have engaged will be able to provide sufficient distribution of our products in order for us to meet our current or future obligations to our customers.


         Competition. The ethical and over-the-counter ("OTC") drug markets in China are very competitive and competition may increase. Products compete on the basis of efficacy, safety, side effect profiles, price and brand differentiation. Some of our competitors may have greater technical and financial resources than AXM and may use these resources to pursue a competitive position that threatens our products. Our products could be rendered obsolete, or uneconomical by the development of new pharmaceuticals to treat conditions addressed by our products, as a result of technological advances affecting the cost of production, or as a result of marketing or pricing action by one or more of our competitors.

         New Legislative or Regulatory Requirements. New legislative proposals for pharmaceutical product pricing, reimbursement levels, approval criteria and manufacturing requirements may be proposed and adopted. New legislation or regulatory requirements may have a material adverse effect on our financial condition, results of operations or cash flows.

         Dependence on Key Existing and Future Personnel. Our success will depend, to a large degree, upon the efforts and abilities of our officers and key management employees. The loss of the services of one or more of our key employees could have a material adverse effect on our operations. We do not currently maintain key man life insurance. In addition, as our business plan is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations. Key employees will require not only a strong background in the pharmaceutical industry, but a familiarity with language and culture in the markets in which we compete. We cannot assure that we will be able to successfully attract and retain key personnel.

         Ability to Acquire and License Innovative New Products. We must continue to acquire innovative new products. Our growth depends, in part, on our ability to locate and successfully acquire or negotiate for the rights to such products. There is no assurance that we can successfully secure such rights or to do so on an economically feasible basis.

         Ability to Successfully Develop New Drugs. We must invest substantial time, resources and capital in identifying and developing new drugs, dosage and delivery systems, either on our own or through our licensors. Our growth depends, in part, on our success in such process. We may not be able to recover our investment in the development of new drugs, given that projects may be interrupted, unsuccessful or not as profitable as initially contemplated.

         Product Liability Claims. We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products are alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale.

         Disposition of Shenyang Plant. The land on which STWP's former manufacturing facilities is located is anticipated to be contributed to a city-sponsored commercial/residential real estate development program. When the development is completed and the residential units are sold, we will be entitled to receive a portion of the sale proceeds based on the percentage contribution of the value of the land to the total costs of the entire building project. However, there can be no assurance that the development will be completed or that, if completed, the residential units can be profitably sold. Furthermore, even if the development is completed and the residential units are sold, there can be no assurance that the responsible authorities in China will fully compensate us for our contribution of the land.

RISKS RELATING TO THE PHARMACEUTICAL INDUSTRY IN THE PEOPLE'S REPUBLIC OF CHINA


         General Regulations. The pharmaceutical industry is relatively new in the emerging markets of China that we are targeting, and the manner and extent to which it is regulated in these geographical areas is evolving. Changes in the laws or new interpretations of existing laws may have a significant impact on our methods and costs of doing business. We will be subject to varying degrees of regulation and licensing by governmental agencies in China. There can be no assurance that the future regulatory, judicial and legislative changes will not have a material adverse effect on AXM, that regulators or third parties will not raise material issues with regard to AXM or our compliance or non-compliance with applicable laws or regulations or that any changes in applicable laws or regulations will not have a material adverse effect on AXM or our operations.


         Government Policy. We may experience barriers to conducting business due to governmental policy. The State Drug Administration ("SDA") of China set up a classification administrative system in 1999 for prescription and OTC drugs. Since then, the SDA has issued a series of guidelines on interpretation of the new classification system for labeling, usage instructions and packaging of OTC products. The SDA currently requires that pharmaceutical manufacturers clearly label drugs for OTC sales and distinguish them from those to be sold in hospitals as ethical drugs. We have instituted this policy as required by the SDA.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

         Capital Outflow Policies. China has adopted currency and capital transfer regulations. These regulations may require certain licenses for the movement of capital. There can be no assurance that all income earned and proceeds received in connection with our operations may be remitted abroad. In some countries only amounts earned in hard currency may be remitted, and we may experience difficulty in obtaining prompt conversion of local currency income into hard currency.

         Fluctuation of the Renminbi Could Materially Affect Our Financial Condition and Results of Operations. The value of the Renminbi fluctuates and is subject to changes in China's political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People's Bank of China, which are set daily based upon the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of Renminbi to United States dollars has generally been stable.

         Obstacles in Communist Countries. Foreign companies conducting operations in China face significant political, economic and legal risks. The Communist regime in China, including a stifling bureaucracy, may hinder Western investment. Another obstacle to foreign investment is corruption. There is no assurance that we will be able to obtain recourse, if desired, through China's poorly developed and often corrupt judicial systems.

         Adequacy of Management, Legal and Financial Controls in China. China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

         Trade Barriers and Taxes. We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes of profits, revenues, assets and payroll, as well as value-added tax ("VAT"). The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not have an adverse effect on our finances and operations.

         Impact of Accession to World Trade Organization. Due in part to the relaxation of trade barriers following World Trade Organization ("WTO")
accession in January 2002, we believe China will become one of the world's largest pharmaceutical markets by the middle of the twenty-first century. As a result, we believe the Chinese market presents a significant opportunity for both domestic and foreign drug manufacturers. With the Chinese accession to the WTO, the Chinese pharmaceutical industry is gearing up to face the new patent regime that is required by WTO regulation. The Chinese government has begun to reduce its average tariff on pharmaceuticals. China has also agreed that foreign companies will be allowed to import most products, including pharmaceuticals, into any part of China. Current trading rights and distribution restrictions are to be phased out over a three-year period. In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that China will implement any or all of the requirements of its membership in the WTO in a timely manner, if at all.

            The Recent Outbreak of Severe Acute Respiratory Syndrome (SARS) May Adversely Impact Our Operations and the Operations of our Contract Manufacturers and Distributors. The SARS outbreak has been most notable in Asia, in particular China, Singapore and Vietnam. Our principal administrative, sales, marketing and production development facilities are located in Northern China and the operations of all of our contract manufacturers and distributors are located in China, as well. The development, manufacture, marketing and distribution of our pharmaceutical products could suffer if a significant number of our employees or the employees of our contract manufacturers or distributors contract SARS or otherwise are unable to fulfill their responsibilities. In addition, while we possess technology that would allow us to develop and market products with minimal travel to or from Asia, our business could also be harmed if travel to or from Asia and the United States is restricted or inadvisable. Because of our relatively small size, many of our competitors may be better able to withstand the adverse impact to their businesses resulting from the SARS outbreak.

RISKS RELATING TO THE OFFERING

         No Assurance of Liquidity. There is currently only a limited public market for our Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.

         The Outstanding Warrants May Adversely Affect the Company in the Future. The holders of the Warrants have until August 21, 2008, and September 12, 2008, respectively, to exercise their Warrants. The exercise of the Warrants may cause dilution in the interests of other shareholders. Further, the terms on which we may obtain additional financing during the period any of the Warrants remain outstanding may be adversely affected by the existence of these Warrants.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING INFORMATION

         Under the Private Securities Litigation Reform Act of 1995, companies are provided with a "safe harbor" for making forward-looking statements about the potential risks and rewards of their strategies. Forward-looking statements often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. In this prospectus, forward-looking statements also include:

o        statements about our business plans;

o statements about the potential for the development, regulatory approval and public acceptance of new products;

o        estimates of future financial performance;

o predictions of national or international economic, political or market conditions;

o statements regarding other factors that could affect our future operations or financial position; and

o        other statements that are not matters of historical fact.

         Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include, among others:

o the success of our research and development activities and the speed with which regulatory authorizations and product launches may be achieved;

o        our ability to continue to manage our costs;

o our ability to successfully market new and existing products in new and existing markets both inside China and in other countries and regions, as well;

o        our exposure to lawsuits and other liabilities and contingencies;

o        the accuracy of our estimates and projections;

o        our ability to obtain payment for the products that we sell;

o the effects of our accounting policies and changes in generally accepted accounting principles;

o        our ability to fund our short-term financing needs;

o        general economic and business conditions; and

o any changes in business, political and economic conditions due to threat of future terrorist activity and related military action.

         These forward-looking statements speak only as of the date of this prospectus. We believe it is in the best interest of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.


                                 USE OF PROCEEDS

         We have registered these shares because of registration rights granted to the investors in our recent private equity financing and the other selling shareholders. We will not receive any proceeds upon the conversion of the Preferred Stock into shares of our Common Stock, however, we received net proceeds of approximately $4,850,000 from the initial sale of the Preferred Stock and we will receive proceeds from the exercise of the Warrants when and if exercised. The net proceeds from the sale of the Preferred Stock and any proceeds received form the exercise of the Warrants have been and will be used primarily for working capital and for construction of our new plant in Shenyang.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information concerning the resale of the shares of Common Stock by the Selling Shareholders. Unless otherwise described below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. Unless otherwise described below, the Selling Shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer within the meaning of Rule 405 of the Securities Act, as amended.

         The Selling Shareholders may offer all or some portion of the shares of the Common Stock or the shares of Common Stock issuable upon conversion of the Preferred Stock and/or exercise of the Warrants. Accordingly, no estimate can be given as to the amount or percentage of our Common Stock that will be held by the Selling Shareholders upon termination of sales pursuant to this prospectus. In addition, the Selling Shareholder identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The number of shares owned and offered hereby by the Selling Shareholders are calculated assuming a conversion ratio of one share of Common Stock for each share of Preferred Stock, which conversion price is subject to adjustment under certain circumstances. See "Description of Securities - Series A Preferred Stock." Individual beneficial ownership of the Selling Shareholders also includes shares of Common Stock that a person has the right to acquire within 60 days from September 30, 2003. See "Description of Securities - Warrants."




         As of September 30, 2003,  there were  13,728,347  shares of our Common
Stock outstanding and 2,750,000 shares of our Series A Preferred Stock outstanding, which are treated on as converted basis for the purposes of computing the percentage of outstanding securities owned by the Selling
Shareholders. Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the Common Stock by the Selling
Shareholders.

                                   OWNERSHIP OF COMMON STOCK PRIOR TO THE OFFERING
                                   -----------------------------------------------
                                                                                              NUMBER OF
       NAME OF SELLING             NUMBER OF              PERCENTAGE OF OWNERSHIP             SHARES
       STOCKHOLDER                 SHARES                 (1)                                 OFFERED HEREBY
       --------------------------------------------------------------------------------------------------------

       Gryphon Master Fund,        1,631,356              9.99%                               1,631,356
       L.P.(2)
       500 Crescent Court
       Suite 270
       Dallas, Texas  75201

       SF Capital Partners Ltd.    1,250,000              7.59%                               1,250,000
       (2)
       c/o Staro Asset
       Management, LLC
       3600 South Lake Drive
       St. Francis, Wisconsin
       53235

       TN Capital Equities,          550,000              3.34%                                 550,000
       Ltd.(2) (3)
       14 East 60th Street,
       Suite 701
       New York, NY 10022

       John F. Steinmetz             200,000              1.21%                                 200,000
       41 West 73rd Street
       New York, NY 10023(3)

       TerraNova Explores            200,000              1.21%                                 200,000
       Fund 1, LLC(3)
       14 East 60th Street #701
       New York, NY 10022

       TriPoint Capital              500,000              3.03%                                 500,000
       Advisors, LLC (4)(5)
       15245 Shady Grove Rd.,
       Suite 400
       Rockville, MD 20850

       Madden Consulting, Inc.       433,500              2.63%                                 433,500
       37323 17th Ave S
       Federal Way, WA 98003

       ASH Enterprises, Ltd.(6)       25,000              0.15%                                  25,000
       27 Reid Street
       P.O. Box HM 3051
       Hamilton HM NX,
       Bermuda




                                       11

       Mathew Marcus (6)              79,167              0.48%                                  79,167
       1461 Stanford Court
       Santa Ana, CA 92705

       Bryce Madden (6)                2,000              0.01%                                   2,000
       37323 17 Ave.
       S. Federal Way, WA 98003

       Ciera Madden (6)                2,000              0.01%                                   2,000
       37323 17 Ave.
       S. Federal Way, WA 98003

       Tom Madden(6)                   8,333              0.05%                                   8,333
       37323 17th Ave S
       Federal Way, WA 98003

       Investor Communications        24,000              0.15%                                  24,000
       Company, LLC (4)(5)
       15245 Shady Grove Road,
       Suite 400
       Rockville, MD 20850

       Galatin, Inc.(5)(7)            48,000              0.29%                                  48,000
       192 Lawton Road
       Riverside, IL 60546

       Mediagang, Inc.(5)(7)          48,000              0.29%                                  48,000
       22801 Howard Chapel Road
       Brookeville, MD 20833

       Woodbridge Management, Ltd.    80,000              0.49%                                  80,000

       Amaroq Capital, LLC            40,000              0.24%                                  40,000
       2 Wolf Road, Bourne, MA
       02532(8)

       Ruth McCartney                 14,000              0.08%                                  14,000
       322 Culver Blvd., No. 124
       Playa Del Rey, CA 90293(9)

       Darby Frey                      1,000              0.01%                                   1,000
       2437 South 130th Circle
       Omaha, NE 68144(9)

       The MacLellan Group,           90,000              0.55%                                  90,000
       Inc.(10)
       8324 Delgany Avenue
       Playa Del Rey, CA 90293


(1) All Percentages have been rounded up to the nearest one hundredth of one percent.


(2) The number of shares offered by this prospectus will vary from time to time based upon several factors including the total number of shares of Preferred

Stock the holders intend to convert and the amount of Warrants that may be exercised. See "Prospectus Summary - Recent Developments - Financing." Based upon the terms of the both the Preferred Stock and the Warrants, holders may not convert the Preferred Stock and/or exercise the Warrants, if on any date, such holder would be deemed the beneficial owner of more than 9.99% (and in the case of SF Capital Partners, an additional 4.99% cap on exercise of the Warrants, which limit may be waived by the holder on 61 days written notice to AXM) of the then outstanding shares of our Common Stock. Additionally, the shares of Preferred Stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Preferred Stock.


(3) TN Capital Equities, Ltd., is a broker-dealer registered with the National Association of Securities Dealers. John Steinmetz is a principal of and registered person employed by TN Capital Equities, Ltd. John Steinmetz is also an affiliate of TerraNova Explores Fund 1, LLC.

(4) Mark Elenowitz, a member of AXM's Board of Directors, indirectly owns 40% of TriPoint Capital Advisors, LLC.

(5) The foregoing persons have agreed to abide by the same lock-up provisions as purchasers of the Preferred Stock.

(6) Includes shares originally issued to Madden Consulting, Inc. pursuant to its April 2003 consulting agreement, which were provided to the holders pursuant to compensation agreements between such parties and Madden Consulting, Inc., in settlement of outstanding claims against Madden Consulting, Inc. or as a result of transfers to family relations of Tom Madden, principal of Madden Consulting, Inc.

(7) Includes shares originally issued to Investor Communications Company, LLC, and provided to Galatin, Inc. and IC Services Corporation pursuant to compensation agreements between such parties and Investor Communications Company, LLC.

(8) Joseph Cunningham, the owner of Amaroq Capital, LLC, is the brother of Peter Cunningham, AXM's Chief Executive Officer and President.

(9) Includes shares originally issued to McCartney Multimedia, which were provided to the holders pursuant to compensation agreements between such parties and McCartney Multimedia or disbursed to owners of McCartney Multimedia.

(10) Douglas MacLellan, the owner of the MacLellan Group, Inc., is the Vice-Chairman of AXM's Board of Directors and the Chairman of audit and compensation committees of the Board of Directors.


                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock on behalf of the selling shareholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

o transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

o        in the over-the-counter market;

o in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o        in connection with short sales of the shares;

o        by pledge to secure or in payment of debt and other obligations;

o through the writing of options, whether the options are listed on an options exchange or otherwise;

o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

o        through a combination of any of the above transactions.

         Each selling shareholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to the purchaser or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         We have entered into registration rights agreements for the benefit of the selling shareholders to register the common stock under applicable federal and state securities laws. The registration rights agreements provide for cross-indemnification of the selling shareholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling shareholders incident to the registration of the offering and sale of the common stock.

                            THE PHARMACEUTICAL MARKET
                        IN THE PEOPLE'S REPUBLIC OF CHINA

         China  is  one of  the  world's  major  producers  of  pharmaceuticals.
According to the Chinese Statistics Bureau, as of April 2003, there were approximately 6,300 pharmaceutical manufacturers operating in China, with the capacity to produce 1,350 ethical drugs and more than 8,000 traditional Chinese medicines. In 2000, the China's pharmaceutical industry had aggregate sales of US$28.2 billion, which represented a 22% increase over aggregate sales in 1999. According to the Chinese Statistics Bureau, in 2002, China exported approximately US$3.43 billion in pharmaceutical products, consisting primarily of western medicines, and imported US$2.33 billion in western medicines.

         Impact of Accession to World Trade Organization. Due in part to the relaxation of trade barriers following China's accession to the World Trade Organization ("WTO") in January 2002, we believe China will become one of the world's largest pharmaceutical markets by the middle of the twenty-first century. As a result, we believe the Chinese market presents a significant opportunity for both domestic and foreign drug manufacturers. With the Chinese accession to the WTO, the Chinese pharmaceutical industry is gearing up to face the new patent regime that is required by WTO regulation, and the Chinese government has begun to reduce its average tariff on pharmaceuticals. China has also agreed that foreign companies will be allowed to import most products, including pharmaceuticals, into any part of China. Current trading rights and distribution restrictions are to be phased out over a three-year period. In the sensitive area of intellectual property rights, China has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that China will implement any or all of the requirements of its membership in the WTO in a timely manner, if at all.

         China's pharmaceutical industry was opened to outside markets earlier than other industrial sectors. With the reduction of tariffs, China will not only be able to import other advanced drugs, but many small and medium-sized foreign companies with independent patents will also be able to enter the market. Since China's entry into the WTO, international pharmaceutical companies are now able to acquire a large share of the Chinese pharmaceutical market. These companies may be able to gain total control over their distribution networks and not have to rely on the complex and costly Chinese supply network. An open market will give international companies a better opportunity of having their products included on China's provincial and municipal lists of drugs that are subject to state reimbursement. In addition, the intellectual property rights of foreign manufacturers may be better protected.

         Traditional Chinese medicines ("TCMs") are likely to be less affected by China's WTO accession. However, it is expected that China will have to scientifically establish the efficacy of TCMs. In addition, China is undertaking to develop ethical and OTC medicines that conform to international standards of quality and efficacy. The Chinese government has determined to nurture its own large pharmaceutical companies, while reducing the number of small companies. It is anticipated that this government determination will boost the quality of Chinese medicine and enhance China's ability to compete in world markets.


         Foreign drug companies are expected to benefit from China's WTO accession in four significant areas: First, they will be able to acquire a larger share of the Chinese market. Second, they may be able to gain increased control over their distribution networks and may not have to rely on the complex and costly Chinese supply network. Third, open competition will give foreign drug companies a better chance of having their products included on China's provincial and municipal lists of drugs that are subject to state reimbursement. Finally, the intellectual property rights of foreign drug companies will be accorded enhanced protection. However, given China's past performance in adhering to international agreements, there can be no assurance that any or all of these benefits will be achieved.

Regional Industry Development. The eastern coastal areas of China are still the source of the greatest sales growth of China's pharmaceutical industry. The value added of the 12 coastal economically-developed provinces and municipalities, including Jiangsu, Zhejiang, Shandong, Guangdong, Liaoning, Shanghai and Beijing, comprised approximately 64% of the total sales growth over the period from 2000 to 2002. Seven of the 16 Chinese provinces, municipalities and autonomous regions reported a 20% or more growth rate from 2000 to 2002.

CHINA'S OTC MARKET DRIVERS

         We believe the following factors are the key market-driving forces in the projected growth of China's OTC pharmaceutical industry:

         Government Policy. The State Drug Administration ("SDA") of China set up an administrative system in 1999 for the classification of prescription and OTC drugs. Since then, the SDA has issued a series of guidelines on the interpretation of the new classification system on labeling, usage instructions and packaging of OTC products. We believe the distinction between the two classes of drugs, prescription and OTC, is becoming clearer. At present, there are approximately 700 OTC drugs classified by the SDA. A second group of OTC drugs is under consideration by the SDA in consultation with the Chinese pharmaceutical industry. According to the SDA's plan, it is estimated that approximately 70% of registered drugs will be classified as OTC.

         Economic and Social Development. In China, awareness is increasing about health care and the importance of self-medication. The rapid rise in living standards and disposable income has made possible self-medication on a continued basis for a large number of people. We believe achievement of satisfactory results through such easy self-health management is winning over an increasingly large number of people across age groups. The domestic OTC market is also expanding as a result of rapid growth in OTC target consumer populations. Currently, the total number of non-state-owned-enterprise ("SOE") workers (workers who are not covered by state health insurance) has overtaken that of SOE employees. Increased levels of international exchange and commercial activity have greatly added to the number of tourists and mobile populations, which, compared with other populations, tend to have higher incomes. Large increases in rural migrant populations in urban areas also have contributed to the increase in OTC drug consumption, despite the relatively low wages of the rural migrant population. These migrant workers typically fall outside the public health care insurance system, which is only available to urban SOE employees, and thus have to pay for hospital treatment and medication. The ongoing and proposed future reforms to the healthcare insurance system should divert more of the population to self-medication and OTC consumption. Rural areas likely will become large potential markets for OTC drugs. We believe the relative safety, low toxicity, efficacy, ease of use, and reasonable pricing of most OTC drugs will make many OTC drugs a preferred choice for the rural healthcare market in which medical services are scarce and virtually non-existent in remote locations.

         Technical Development. Adjustment in drug usage patterns should also push the OTC market forward. In recent years, the conversion from prescription to OTC drugs has become more frequent, which has resulted in a widening range of diseases and symptoms for which OTC drugs are available. Consumption of nutritional supplements and medicated cosmetics in the OTC sector is increasing, which should further enlarge the scope of OTC application.

         China's Drugstore Development. The development of the retail drugstore sector in China since the most recent round of healthcare reforms began in 1998 has been rapid. Chain drugstores soon followed; since the promulgation of Chain Drugstores Regulations in 1998, more than 260 companies have been approved by the SDA as chain drugstores. Of the roughly 120,000 Chinese retail pharmacies as of December 2002, 260 were chain drugstore enterprises that managed in the aggregate 5,096 retail outlets. According to recent industry figures, there are an average of 26 retail drugstores for each chain; and the largest chain had a total of 231 interregional retail outlets. As of December 2002, the largest retail sales of a chain drugstore in China amounted to RMB300.0 million, or US$36.59 million.

         Chinese Consumers Trends. Recent consumer studies indicate that 86% of drug stores in Beijing carry promotional advertising inside the retail outlet, while another 59% use advertisements for external window displays. Seventy-one of the 100 drug stores surveyed also hosted on-site promotional events conducted by drug manufacturers. Television and radio commercials, pamphlets, journal and newsletter advertising, billboards and medical information hotlines are also used by manufacturers to promote their drug products to the public. Although more than half of the average urban consumers in China know the brand names of commonly advertised OTC products, only 16% are influenced by advertising to buy these products. The caution of Chinese consumers may stem from years of exposure to aggressive but medically unsubstantiated claims of efficacy advertised by some Chinese manufacturers, especially those dealing with herbal medicines. Although the SDA's "truth in advertising" regulations have sought to curtail the advertising of cure-all products, the tendency of medically unsubstantiated claims persists among some Chinese manufacturers and the SDA is unable to police all violations. In addition, recent studies show that the drug store sales clerks play a major role in influencing the consumer in his or her drug purchases. Sales clerk input and on-site educational promotion of products accounted for 58% of consumer selection, while counter displays attracted another 25.8%. We believe retail drug store outlets should play a powerful role in the development of China's pharmaceutical market for prescription and non-prescription pharmaceutical products. Barring radical changes in China's medical reform policies, the average consumer will increasingly be buying medication at retail drug stores.

CHINA'S OTC MARKET CHARACTERISTICS

         The following are the three key market characteristics of the Chinese OTC pharmaceutical marketplace.

         Production and Price. Relatively simple off-patent technology makes entry barriers low. Brand sensitivity is much stronger than price sensitivity due to low price elasticity. It is very important to build branding and consumer awareness because of the fragmentation of production and low price elasticity.

         Promotion and Advertising. Typically, promotion and advertising expenditure account for approximately 20-25% of the total sales turnover of OTC drugs. Advertising expenditure on television dominates. Other promotional tools include point-of-purchase displays and medical magazines.

         Distribution Channels. Distribution channels for OTC drugs include chain pharmacies, hospitals, direct sales, department stores and supermarkets. For decades, the government has controlled China's drug distribution industry, and chain pharmacies have appeared only in the past five years. The increase in OTC sales has led to the rapid development of chain pharmacies in Chinese cities. In 2000, there were over 200 intra-province chain pharmacies, with approximately 5,000 stores nation-wide.

GENERAL CHINESE MARKET STATISTICS

         China is one of the largest markets in the world and we believe the growth potential is significant. The country has a massive population of approximately 1.4 billion people. According to the Chinese Statistics Bureau, at December 31, 2000, the Chinese market had the following growth factors:

        a.    Gross Domestic Product ("GDP") growth rate:  9.6%;
        b.    Urban growth rate:  10% - 30%;
        c.    Urban per capital income:  RMB 8,596 (US$1,036);
        d.    Retail sales:  RMB 2,098 billion (US$253 billion);
        e.    Population: 1.4 billion;
        f.    Area:  9.6 million square km;
        g.    Key cities:  1,000; and
        h.    Urban dwellers:  27% (329 million).

FOREIGN INVESTMENT IN CHINA'S PHARMACEUTICAL INDUSTRY

         Pharmaceuticals produced by Sino-foreign joint ventures in China and imported drugs account for one third of the Chinese market. As of December 2000, approximately 1,700 pharmaceutical joint ventures had been established in China, with investment totaling approximately US$2 billion and 40% of all Chinese pharmaceutical enterprises having utilized overseas capital. Of the 25 largest multinational pharmaceutical companies, 20 had established a presence in China, with 40 of the 50 most popular branded drugs in China produced by Sino-foreign joint ventures. In terms of sales volume, the leading joint venture is Xi'an-Janssen Pharmaceutical, a collaboration between Johnson & Johnson and the Shanxi Provincial Corporation of Pharmaceutical Industries. Tanjin Smith Kline & French Laboratories, which is owned 55% by SmithKline Beecham, leads the OTC market, and Shanghai Squibb Pharmaceuticals Products, which is partly owned by Bristol-Myers Squibb, has been successful in both urban hospitals and the OTC market. A recent joint venture includes Shanghai Sankyo Pharmaceutical, a joint venture between Sankyo Seiyaku, a Japanese company that is the 95% owner, and Shanghai Zhangjiang Science and Technology Park Development, which markets six of Sankyo's products.

         The rate at which foreign companies are establishing joint ventures with Chinese enterprises and increasing their financial investment has significantly increased in the last two years. In 2000, Celera Genomics, a U.S.

company, acquired a 47.5% stake in Shanghai GeneCore BioTechnologies, with a view to expanding globally and gaining access to new sources of genetic information. Nutricia, a Dutch company, has invested US$20 million to form a wholly-owned subsidiary, Nutricia Pharmaceutical (Wuxi), to produce proprietary nutritional products.

         In a move to improve the competitive edge of China's pharmaceutical industry in the international market, in 2000, the State Economic and Trade Commission ("SETC") announced plans to build 12 large pharmaceutical firms to compete with the world's leading drug producers. The Chinese market is highly fragmented with a large number of manufacturers and distributors. There are over 6,000 pharmaceutical firms in China, many of which are small local enterprises. During the next five years, the SETC expects the 12 large pharmaceutical firms to play a significant role in the domestic and international arena, and they will be granted priority for technical renovation and research and development. China has set up over 200 research institutes for biotechnology and more than 140 enterprises are engaged in related development and production. SETC also supports foreign pharmaceutical companies in expanding their businesses and in setting up research centers to develop new products. Foreign-funded research centers would be exempt from import tariff and custom taxes; business taxes would also be exempt if foreign companies transfer technology to Chinese-based entities.

         Difficulties faced by foreign firms entering the Chinese market include the lack of protection of intellectual property rights, drug counterfeiting, price controls, limited social security, medical insurance and prescription coverage. See "Risk Factors - Risks Relating to the Pharmaceutical Industry in The People's Republic of China."


                                    BUSINESS

OVERVIEW

         We are a China-based pharmaceutical company that, through our wholly-owned subsidiary, Werke Pharmaceuticals, Inc. ("Werke"), owns 100% of Shenyang Tianwei Werke Pharmaceutical Co., Ltd. ("STWP"), a Wholly Foreign Owned Enterprise1 ("WFOE") organized under the laws of China.

         STWP is located in the City of  Shenyang,  which is in the  Province of
Liaoning in the Northeastern section of China. STWP and it's predecessor company, Shenyang Tianwei Pharmaceutical Factory, Ltd. ("STPF"), has an
operating history of approximately 10 years. STWP historically has been a manufacturer and distributor of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. We currently own 43 product licenses and permits, of which only four licenses are currently commercialized. STWP's Shenyang plant was decommissioned in 2002 due to the significant growth of the population of Shenyang that caused the surrounding area to change from a


---------------------
1 Most the foreign pharmaceutical firms in China operate under joint venture agreements with a large and/or state-run enterprise. The approval process within such enterprises is less flexible than a WFOE, such as our subsidiary, STWP. Fewer than 5% of the foreign firms in China operate as a WFOE. The WFOE structure provides us with 100 percent ownership of Shenyang Tianwei Pharmaceutical Factory, which itself was a private enterprise. We believe this organizational structure will give us a competitive edge in the marketplace.

city-edge industrial area to a city-center, non-industrial urban residential neighborhood. As part of a broad-based corporate development strategy, the Shenyang plant is anticipated to be contributed to a city sponsored commercial/residential real estate development. STWP currently utilizes a third party OEM pharmaceutical plant to produce all of its products and sells its products only through third-party distributors.

         We are utilizing a portion of the net proceeds from our sale of the Preferred Stock to build a modern production and distribution facility, which we plan to qualify under United States Good Manufacturing Practice ("GMP") regulations. The site of our new plant is in a special economic zone located several kilometers from the old plant. Because of its location in a special economic zone, it will provide us with various multi-year tax and development incentives. We plan for construction of the new facility to commence in October 2003, following our sale of the Preferred Stock. Prior to closing the old plant, we had approximately 320 employees. By utilizing OEM manufacturing relationships, our head count has dropped to approximately 20 employees. We anticipate that when the new facility is certified and becomes operational our total headcount will likely approach the former number of employees and selected OEM production and distribution will be discontinued.

GROWTH STRATEGY

         We believe we have a low risk corporate development strategy and that we are poised to become a leading China-based, U.S. GMP2-qualified pharmaceutical manufacturer and distributor. To reach our goals, we intend to implement the following strategy:

         Construction of US GMP-qualified Manufacturing Facility. We recently began construction of a new U.S. GMP-qualified pharmaceutical manufacturing facility in a special economic zone in Shenyang, China. We expect to complete the construction and governmental approval process by the second quarter of fiscal 2004. We believe construction of the new plant will provide us with the ability to meet current demand within China and with the flexibility to add production capacity to meet future product requirements both within China and for potential export markets. We believe construction of the new plant will provide significant operational and financial benefits as a result of our ability to implement operational effectiveness as well as offer greater control over quality assurance and production scheduling and capacity.

         The new Shenyang facility has been designed to meet stringent U.S. GMP protocols. By meeting such protocols, we believe we will be in a position to expand our marketing and sales activities to include exports to neighboring Asia-Pacific countries, as well as North America, Europe and Africa. In addition, we believe we will be better positioned to actively seek and engage foreign ethical and OTC drug manufacturers that are searching for high-quality, low-cost manufacturing capabilities for their high demand medications.



---------------------
2 GMP refers to the Good Manufacturing Practice Regulations promulgated by the United States Food and Drug Administration under the authority of the Federal Food, Drug and Cosmetic Act. These regulations, which have the force of law, require that manufacturers, processors and packagers of drugs, medical devices, some foods, and blood take proactive steps to ensure their products are safe, pure and effective. GMP regulations require a quality approach to manufacturing, enabling companies to minimize or eliminate instances of contamination, mix-ups and errors. Failure of firms to comply with GMP regulations can result in serious penalties, including recall, seizure, fine and imprisonment.

         Product Expansion. Upon completion of our new manufacturing facility, we intend to expand our existing product line by exploiting our existing base of licensed products, internal research and development of new formulas, as well as acquiring new ethical and OTC pharmaceutical products licensed from drug manufacturers based in North America, Europe and Japan. Initially, selection of new products will be determined by criteria such as: (a) the current Chinese medical practice in various therapeutic areas, (b) the size of the market, (c) the projected profit margins, and (d) the nature of the targeted generic or patent protected compounds. Our objective will be to maximize return on investment and still benefit from proposed collaborative partners. We believe cancer, diabetes and cardiovascular and infectious diseases represent significant therapeutic opportunities. In addition, we intend to focus on products that have large potential markets but are technically more demanding in their manufacturing process. This strategy should greatly limit the number of potential competitors and help us maintain higher profit margins. We anticipate attempting to introduce up to eight new products each year, of which at least five are expected to have significant intellectual property protection.

         Expand Marketing and Sales. After we achieve U.S. GMP standardization, we intend to expand our internal marketing and sales capabilities. We anticipate that initially we will seek to expand our current domestic distribution capabilities beyond the regions in which we currently sell. To achieve this goal, we expect to re-establish a significant in-house marketing and sales capacity, as well as to engage additional domestic third-party distributors to penetrate new markets. We also anticipate putting in place more extensive educational programs for hospitals, doctors, clinics and distributors with respect to our product lines. We expect these educational programs to significantly improve the sell through and promotion of our products.

PRODUCTS

Licensing and Intellectual Property

         The State Drug Administration ("SDA") of the Government of China issues the licenses and permits for permission to market and manufacture pharmaceutical products in China. Generally, licenses and permits issued by the SDA are revocable by the SDA at any time, with or without cause. STWP owns 43 product licenses and permits, of which only four licenses currently are commercialized. STWP will likely undertake a selection process to decide which of its remaining licenses, if any, will be commercialized, and to determine the timeframe for such commercialization over the next 10 years. STWP operates in both the OTC and the prescription pharmaceutical product market segments.

Current Product Line

         The four licensed formulas we currently sell commercially include the following:

         Asarone, which is manufactured in tablet form, is indicated for bronchial infection and bronchial constriction (pediatric indication), a complication of pediatric asthma. The urban prevalence rate for pediatric asthma in children under age 12 is approximately 25%. The urban prevalence rate for pediatric asthma in teenagers (age 13-18) is approximately 12%. The urban incidence rate is approximately 4,000 per million population (all ages).

         Weifukang is an antiseptic cream for cleansing acne and for relieving the symptoms of eczema, psoriasis and other skin irritations, such as contact dermatitis. Skin treatment requirements are a major indication in China, ranking among the top three OTC indications for all ages. Approximately 200,000 per million population use antiseptic skin creams at least once per year.

         Cefalexine, which is a broad spectrum antibiotic, is an old product in a competitive category. Cefalexine is promoted for multiple indications by the many companies selling in this category.

         Norfloxacin is a medium spectrum antibiotic that is primary positioned for gastric and urinary infection. The urban incidence rate for gastric and urinary infection is approximately 300,000 per million of the Chinese population in urban communities. Most people view gastric infection as an illness that can be treated through self medication.

         We currently sell four separate products based upon these formulas, which include:

                           REGISTRATION STATUS        DISTRIBUTION CHANNEL SALES
     PRODUCT               (RX OR OTC)                (%RX, %OTC)
     -------               -------------------        --------------------------
     Cafalexine            Rx, OTC                    50%Rx, 50% OTC

     Weifukang             OTC                        100% OTC

     Norfloxacin           Rx, OTC                    50% Rx,50%OTC

     Asarone Tablet        OTC                        100% OTC

Total Permitted and Licensed Products



         The following table lists all of the products that STWP is currently licensed to manufacture and market:


                                                DOSAGE FORM AND        EX-FACTORY      WHOLESALE    RETAIL
               NAME                 UNIT                SPEC              PRICE*        PRICE*       PRICE*
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------

                                                     Tablets
  ------------------------------------------------------------------------------------------------------------
  Tabellae Asarone                    Box      0.03g x 18 x 10 x 24      16.60           19.42        22.33
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Compoint Sulfamethoxazole           Box         0.48 x 400x 40         34.94           41.60        48.00
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Tabellae Amidopyririni Et           Box        0.15g x 400 x 40        12.56           14.95        17.20
  Caffeini
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Pharacetamol                        Box        0.5g x 400 x 40          9.83           12.14        13.96
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Amidopyrini Et Paracetamoli         Box        0.5g x 400 x 40         14.62           17.40        20.00
  Compositae
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Metamizole Sodium                   Box        0.5g x 400 x 40         13.88           16.52        19.00
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Tabellae Acidi                      Box       0.405g x 400 x 40         9.49           11.30        13.00
  Acetysalicylici Compositae
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Erythromycin                        Box     12.5mg x 24 x 10 x 30       5.04           6.00         6.90
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Erthromycin Ethylsuccinate          Box      10mg x 24 x 10 x 30       10.55           12.10        13.90
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Acetylspiramycini                   Box      10mg x 24 x 10 x 30        4.00           4.76         5.58
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Inosini                          Bottle     0.2g x 100 x 10 x 10        7.30           8.68         10.00
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Chloramphenicol                  Bottle     .25g x 100 x 10 x 10        7.53           8.96         10.30
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Berberine Hydrochloride          Bottle     0.1g x 50 x 10 x 20         2.63           3.13         3.60
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Fenofibrate                      Bottle     0.1g x 50 x 20 x 24         4.37           5.07         6.00
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Meleumycin                          Box      10mg x 24 x 10 x 30        3.70           4.35         5.00
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Tabellae Natril Bicarbonatis        Box       0.4g x 400 x 40           7.91           9.30         10.70
  Cum Rheo Et Gentiana
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Tabellae Acetamidopyrrolidoni       Box      0.1g x 100 x 10 x 10       6.40           7.60         8.75
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Vitamin C                        Bottle                                 2.96           3.43         3.95
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Cyproheptadine Hydrochloride
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Arsoer Tabellae for Common
  Cold
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------


                                       22


                                                DOSAGE FORM AND        EX-FACTORY      WHOLESALE    RETAIL
             NAME                   UNIT              SPEC               PRICE*         PRICE*      PRICE*
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Atenolol
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Lid Tabellae for
  Stomach-Regulating
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Glucosum Pro Orale                 Bag
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
                                                      Capsule
  ------------------------------------------------------------------------------------------------------------
  Norfloxacin                        Box     0.125g x 24 x 10 x 30        7.00           8.33         9.60
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Norflaxacin                        Box      0.075g x 48 x 5 x 40        9.36           11.14        12.81
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Ke Kuai Hao for treating Cough   Bottle    0.0264g x 15 x 20 x 24       0.60           0.72         0.84
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Fu Pai Shuan                       Box      0.1g x 24 x 10 x 30         2.4            3.12         3.60
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Nifedipine                       Bottle     0.1g x 50 x 10 x 24         8.04           9.57         11.0
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Tolperisoni Hydrochloridi        Bottle    0.005g x 100 x 10 x 24       4.30           4.94         5.68
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Cefalexini Compositum            Bottle     0.2g x 100 x 10 x 24        8.69           10.35        11.90
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Rifampicin                       Bottle    0.025g x 100 x 10 x 10       3.24           3.86         4.05
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Indometacin                      Bottle    0.125g x 100 x 10 x 10       6.2            7.37         8.50
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Acetamidopyrrolidoni             Bottle    0.15g x 100 x 10 x 10       22.15           26.37        30.30
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Pipemidic Acid                   Bottle     0.05 x 100 x 10 x 10        4.53           5.40         6.20
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Paracetamoli Compositae          Bottle     0.25g x 12 x 25 x 40        0.53           0.64         0.74
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Capsules for Removing Erethism   Bottle         50 x 10 x 10            3.96           4.39         5.28
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Albendazol                       Bottle     0.1g x 15 x 20 x 24
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Xiaoling for Common Cold         Bottle
  ------------------------------------------------------------------------------------------------------------
                                               External Medicine
  ------------------------------------------------------------------------------------------------------------
  Weifukang Cream                   Tube        100g x 10 x 10           7.52           8.95        12.00
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Weifukang Cream                    Bag         25g x 20 x 30            1.28           1.53         2.10
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Anti-Chap Skin Cream              Tube         10g x 50 x 16            1.31           1.52         1.75
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Unguentum Griseofulrini           Tube         10g x 50 x 16            1.22           1.44         1.66
  Compositum
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Unguentum Methylis                 Box         10g x 20 x 24            1.8            2.10         2.40
  Salicylatis Compositum
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Compound Zinc Undecylenate,       Tube         10g x 50 x 16
  Ointment
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Cremor Crotamitoni               Bottle        10g x 50 x 16
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------
  Clycerol                         Bottle          500g x 20             22.4           26.40        2.83
  ------------------------------- ---------- ----------------------- --------------- -------------- ----------

* The prices in the table above are in Chinese Renminbi. The Ex-Factory, Wholesale and Retail prices listed are all determined by the Chinese Bureau of Pricing.

CURRENT OEM MANUFACTURING

         Our current product line is being manufactured under an OEM agreement with Qiqihaer Second Pharmaceutical Factory of Heilong Group ("Qiqihaer"), which is located in the City of Qiqihaer, Heilonjiang Province. Our agreement Qiqihaer, which we entered into in September 2001, requires Qiqihaer to manufacture those products that we designate. Under the agreement, Qiqihaer must manufacture our products based on quality control variables and timetables supplied by us. We are obligated to pay Qiqihaer for product at the time of the completion of the manufacturing process. Qiqihaer is prohibited from selling any of our products. Qiqihaer is a medium-sized pharmaceutical factory with approximately 600 employees and over 34 years of operating history. It manufactures injectables, tablets, capsules and other pharmaceutical products for itself and unaffiliated third parties. In 2000 Qiqihaer's factory received a Certificate of Good Manufacturing Practices for Human Drugs from the SDA. The certification remains valid until 2008.

CURRENT SALES AND MARKETING

         Our products are currently sold and distributed only through third-party pharmaceutical distributors in three major cities covering seven provinces, including the provinces of Guangdong, Heilongjiang, Jilin, Fujian, Liaoning and Inner Mongolia and the city of Shanghai. The current distributors include Liaoning Weikang Drug Co., Shanghai Shenwei Drug Co., Guangzhou Kangning Drug Co., and Guangzhou Mingsheng Drug Co. We believe other distributor relationships will be available on comparable terms should any of our existing sales and marketing relationships be terminated. We have entered into sales agency agreements with our current distributors pursuant to which we have granted each distributor exclusive rights to distribute our products in designated regions. Under terms of the sales agency agreements, we must stock an agreed upon amount of product for each distributor. The distributor pays for product in cash at the time of sale.

COMPETITION
         The Chinese pharmaceutical industry is highly competitive. We compete with many domestic and international companies in our regional markets. Many of our competitors are larger and more highly capitalized and have greater name recognition than AXM. We compete with such companies on brand name, quality of services, level of expertise, advertising, product, service innovation and differentiation of product and services. As a result, our ability to secure significant market share may be impeded.

         Despite recent strong growth and great future market potential, China's pharmaceutical companies are facing a number of problems. According to the State Economic and Trade Commission ("SETC") of China, Chinese pharmaceutical companies are "numerous, small, scattered, disordered and of poor quality." According to the Chinese Statistics Bureau, of the thousands of Chinese pharmaceutical companies operating across the country, 60 leading companies produce approximately 33% of the revenues and generate approximately 70% of the profits of the entire industry.

         Foreign pharmaceutical companies have a large presence in China, with almost all of the leading international drug manufacturers now being represented. As of December 31, 2000, there were over 1,700 joint ventures, representing a total investment of approximately US $2 billion. The large presence of foreign joint ventures, however, is a result of strict restrictions on direct imports of foreign drugs into China. Imports of pharmaceuticals are restricted by price considerations, strict import regulations and complex licensing procedures. Historically, production by foreign companies is only encouraged when domestic manufacturing is impossible or of a low standard, or where domestic companies cannot meet demand. With China's accession to the WTO in January 2002, however, such restrictions on imports and production by foreign companies has eased as China implements its planned loosening of regulations and implementation of its new patent regime, which could result in increased competition for AXM by larger, better-capitalized non-Chinese competitors.

INDUSTRY TAXES AND COSTS

          The Chinese government currently imposes a sales tariff of approximately 9.6% on imported pharmaceuticals, plus a 17% VAT charge, customs clearing charges and drug inspection costs. The prices of imported pharmaceuticals are further inflated by high distribution costs and hospital mark-ups. The retail prices paid by hospitals can be as much as 10 times higher than the manufacturer's price. In addition, only those drugs that appear on the provincial and municipal reimbursement lists are covered by the national medical insurance system, which naturally favors locally-manufactured products. As approximately 80% of all drugs sold in China are sold through hospital pharmacies, exclusion from these lists may result in huge losses in sales. We believe Chinese industry regulators are concerned about the surging drug costs for the national health care system, which accounts for about 70% of the total healthcare expenditure. Consequently, the government has initiated new plans to separate medical consulting from medical prescription. The State Development Planning Commission ("SDPC") of China has announced its intention to re-examine the pricing of drugs in China, as well as to decrease the cost of over-supplied drugs.

RESEARCH AND DEVELOPMENT

         Our research and development activities have been conducted through cooperative work with Shenyang Medical University, the Liaoning Research Institute for Traditional Chinese Medicine and Beijing Shiehe Medical University. The focus of our research and development efforts has been in the following therapeutic areas: diabetes, coronary heart diseases, hepatitis and SARS-related illnesses. As a result of our cooperative work with our research partners, we expended only a nominal amount on research and development during the year ended December 31, 2002.

EMPLOYEES

         At September 21, 2003, we had two employees in our U.S.-based headquarters and 20 full-time employees at our facilities located in China. We intend to hire additional employees on a part-time or independent contractor basis in connection with certain projects in China. We do not intend to hire additional U.S.-based employees in the foreseeable future.

         None of our employees is represented by a labor union and we consider our relationships with our employees to be good.

REGULATORY ENVIRONMENT

Effect of Government Regulation

         The pharmaceutical industry is relatively new in the emerging markets of China and the manner and extent to which it is regulated is evolving. Changes in the laws or new interpretations of existing laws may have a significant impact on our methods and our costs of doing business. We will be subject to varying degrees of regulation and licensing by governmental agencies in China. For example, in 1999, the State Drug Administration ("SDA") of China set up an administrative system for the classification of prescription and OTC drugs. Since then, the SDA has issued a series of guidelines on interpretation of the new classification system in such areas as labeling, usage instructions and packaging of OTC products. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on our business, that regulators or third parties will not raise material issues with regard to our business and operations or our compliance or non-compliance with applicable regulations or that any changes in applicable laws or regulations will not have a material adverse effect on AXM or any of our ventures.

Compliance With Environmental Laws

         We are subject to the environmental laws of China and its local governments. However, because we currently outsource manufacturing of our proprietary licensed products, we do not incur significant expense related to compliance with such laws nor do we expect to be affected significantly by compliance with such laws.

CORPORATE HISTORY

         We were incorporated under the laws of the State of Nevada on June 30, 1999, with the name Wholesale on the Net, Inc. Our original business purpose was to develop and sell business products over the Internet. In April 2001, we entered into a stock purchase agreement to acquire certain trademarks and control of a hotel and changed our named to Wickliffe International Corporation. we planned to operate hotels and resorts under the mark "Wickliffe." We never completed the planned stock purchase agreement.

         In April 2001, we began searching for hospitality properties to acquire. However, because of the deteriorating market, in January 2002, we determined that we would search for an ongoing business that we could purchase solely for stock rather than having to raise capital to offer cash for an existing business enterprise. On December 12, 2002, we entered into a share exchange agreement (the "Share Exchange Agreement") to acquire Werke, together with its wholly-owned subsidiary STWP. The transaction contemplated by the Share Exchange Agreement closed on March 14, 2003, at which time Werke became our wholly-owned subsidiary and the shareholders of Werke acquired approximately 88.89% of our voting stock. In connection with such acquisition (the "Reorganization"), we commenced operations in our current line of business and changed our name to AXM PHARMA, Inc.

                             DESCRIPTION OF PROPERTY

         Our corporate and United States offices are located at 4695 Macarthur Court, 11th Floor, Newport Beach, California 92660. The current rent for these premises is $2,447.94 per month. Our lease expires in September 30, 2004.

         Our principal administrative, sales and marketing facilities are located at No. F.3004 Sankei Torch Bldg, 262A Shifu Road, Shenyang City, Liaoning Province, The People's Republic of China. The current rent for these facilities is US$2,916.66 per month and our lease expires in October 2007.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The following table and text set forth the names and ages of all directors and executive officers of AXM as of September 21, 2003. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships among directors and executive officers. Also provided herein are brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

NAME                         AGE          POSITION
----                         ---          --------
Wang Wei Shi                  45          Chairman
Douglas C. MacLellan          47          Vice Chairman
Lan Hao                       63          Chief Financial Officer, Director
Peter Cunningham              47          Chief Executive Officer, President
Mark Elenowitz                33          Director
Tom Wang                      53          Director


         MS. WANG WEI SHI, CHAIRMAN. Ms. Wang became Chairman of AXM in connection with the Reorganization in March 2003 and has been Chairman of STWP and Vice-Chairman of Werke since December 2000. From May 1998 until December 2000, Ms. Wang was Chairman of STPF, a predecessor to STWP. Since May 1996, she has also been Chairman of Liaoning Shenda Import and Export Company, a Chinese import/export company. From 1984 through 1988, Ms. Wang was the Manager of the Finance Department of the Shenyang Five Mineral Import and Export Company, a Chinese import/export company. Ms. Wang attended Beijing University and Shenyang University and studied financial management, accounting and economics.

         MR. DOUGLAS C. MACLELLAN, VICE-CHAIRMAN. Mr. MacLellan became Vice-Chairman of AXM in connection with the Reorganization in March 2003 and has been Vice-Chairman of Werke since December 2000. Mr. MacLellan is a venture capitalist and business incubation executive. He holds significant expertise in developing and financing Chinese-based businesses, particularly in the telecommunications, software and Internet industries. Since May 1992, Mr. MacLellan has been President and Chief Executive Officer of the MacLellan Group, Inc., a privately-held business incubator and financial advisory firm. From March 1998 through October 2000, Mr. MacLellan was the co-founder and a significant shareholder of Wireless Electronique, Ltd. ("Welcom"), a China-based telecommunications company having joint venture operations with China Unicom (NASDAQ: CHU) in Yunnan, Inner Mongolia and Ningxia provinces. He is also a co-founder and, since May 1997, has been a director of Datalex Corporation, a Canadian-based legacy software solution provider. Mr. MacLellan is also a member of the board of directors of AMDL, Inc. (AMEX: ADL), a publicly-held biotechnology firm. From November 1996 to March 1998, Mr. MacLellan was co-Chairman and an Investment Committee member of the Strategic East European Fund. From November 1995 to March 1998, Mr. MacLellan was President, Chief Executive Officer and a Director of PortaCom Wireless, Inc., a company engaged as a developer and operator of cellular and wireless telecommunications ventures in selected developing world markets. Mr. MacLellan is a former member of the board of directors and co-founder of FirstCom Corporation (NASDAQ: FCLX), an international telecommunications company that operates a competitive access fiber and satellite network in Latin America, which became AT&T Latin America (NASDAQ: ATTL) in August 2000. During 1996, he was also the Vice-Chairman of Asia American Telecommunications (now Metromedia China Corporation), a majority-owned subsidiary of Metromedia International Group, Inc. (AMEX: MMG). Mr. MacLellan was educated at the University of Southern California in economics and finance, with advanced training in classical economic theory.

          MR. LAN HAO, CHIEF FINANCIAL OFFICER, DIRECTOR. Mr. Hao was appointed as our Chief Financial Officer in August 2003 and appointed to our Board of Directors in September 2003. He is the former Chief Financial Officer of Door Training Company, China (a franchise of the Raytheon Company) from 2000-2002 where he designed and implemented the Company's financial and managerial structure, directed long-term strategic planning and led search for new partners and ventures. Prior to Door Training Company, Mr. Hao was Chief Financial Officer China Operations of Global Telesystems, Inc. (GTS). Mr. Hao directed finance and administration for GTS's China operations, which included four joint ventures (two in Beijing, two in Shanghai) and the China headquarters office. He also managed the preparation of PRC statutory and US GAAP financial reports, led the development and evaluation of new business opportunities and worked with field management on the implementation of corporate strategy and the improvement of local partner relationships as well as establishing and enforcing corporate finance policies. Mr. Hao has also held international positions at Helene Curtis and the Monsanto Company. Mr. Hao received his CPA Certificate in 1974, MS in Accounting, University of Kansas in 1966 and BS in Business Administration, National Taiwan University in 1962. Mr. Hao is fluent in spoken (Mandarin) and written Chinese.

         MR.  PETER  CUNNINGHAM,   CHIEF  EXECUTIVE  OFFICER,   PRESIDENT.   Mr.
Cunningham was appointed as our Chief Operating Officer in August 2003 and promoted to the positions of Chief Executive Officer and President in September 2003. He is a known pharmaceutical industry advisor with extensive experience in creating increased market share for new and existing ethical drug and OTC pharmaceutical products. He has more than 15 years of experience working in the healthcare industries in the Asia Pacific region. He was the Principal
Consultant in the firms Marc J Consultants & Coopers & Lybrand / Marc J Consultants Healthcare Industry Practice from 1994 to 1999. He is the former General Manager of Sterling Drug Singapore from 1983 to 1985, where he was the youngest General Manager in the company's history. He has held regional management positions with Rhone Poulenc Rorer from 1987 to 1990, and Becton
Dickinson  1990  to  1994.  While  at  Becton  Dickinson,   he  held  additional
responsibility as a member of an internal strategy advisory team comprising headquarters staff and visionary management from various operations worldwide. Mr. Cunningham received his MBA from The George Washington University and a B.A from the State University of New York in and is a Research Fellow at the American Red Cross National Headquarters.

         MR. MARK ELENOWITZ, DIRECTOR. Mr. Elenowitz became a Director of AXM in connection with the Reorganization in March 2003. Mr. Elenowitz was co-founder and since July 2001 has been a managing director of TriPoint Capital Advisors, LLC, a consulting firm, where he is responsible for the overall corporate development of TriPoint and assisting its clients with corporate and general business development. From September 2001 to March 2002, Mr. Elenowitz was a Director and President of Image World Media, Inc. (Pink sheet: IMWI), an international media company specializing in the production and distribution of various media content for worldwide distribution across multiple media platforms, such as traditional television, film and the Internet. From February 1998 to October 2001, Mr. Elenowitz was Co-Chairman and Managing Director of GroupNow!, Inc., a financial consulting firm. He was also a founder and since 1996 has been the senior managing director of Investor Communications Company, LLC, a national investor relations firm. Mr. Elenowitz has held Series 7 and 63 licenses as a broker, and has held a Series 24 license at a regional brokerage firm. Mr. Elenowitz is a graduate of the University of Maryland School of Business and Management, with a Bachelor of Science in Finance.

         MR. TOM WANG, DIRECTOR. Mr. Wang became a Director of AXM in connection with the Reorganization in March 2003. Mr. Wang is the President and founder of Meyyang International Group Corp., an international import/export company established in 1996. He is responsible for international trade specializing in managing machinery merchandise and various metal products. From 1979 to 1996, Mr. Wang was a manager in both Shenyang Metals & Mineral Import & Export Corporation and Shenyang Machinery Import & Export Corporation, in which positions he was responsible for general office administration, personnel management, contract negotiation, budget planning and business activities coordination. Mr. Wang holds a Masters Degree in International Finance from Liaoning University and additional degrees from both Beijing Foreign Trade University in 1988 and Shenzhen University in 1984. In addition, Mr. Wang maintains a license as an Economist in China.

                             EXECUTIVE COMPENSATION

         During the last three completed  fiscal years, we did not pay our chief
executive  officer  or  any  of  our  executive   officers  any  cash  or  stock
compensation for their services.

BOARD OF DIRECTORS

         Our directors who are employees do not receive any compensation from AXM for services rendered as directors. Outside directors receive $2,500 a month for serving on the Board of Directors, an additional $500 a month per committee for service on a committee of the Board of Directors. Committee chairpersons receive an additional $500 per month and the chairperson of our audit committee also receives $1,500 per month in addition to the $500 paid for his service as a committee chairperson. Although we do not currently provide stock based compensation to our outside directors, in the future we may grant outside directors incentive-based stock compensation.

EMPLOYMENT AGREEMENTS

         In August 2003, we entered into an employment agreement with Peter Cunningham, our President and Chief Executive Officer. Although he was original hired to serve as our Chief Operating Officer, in September 2003, Mr. Cunningham was promoted to the positions of President and Chief Executive Officer. At the time of his promotion, other than the change in his responsibilities, the terms of Mr. Cunningham's employment agreement remained the same. Pursuant to the terms of his agreement with AXM, Mr. Cunningham shall be paid $120,000 per year for his services, for a period of three years. In addition, Mr. Cunningham is entitled to receive a stock grant of 250,000 shares of our Common Stock, which shall be issued and vest in equal installments every six months (41,667 per six month period) beginning in August 2003. Mr. Cunningham is also entitled to health insurance and such other bonus and incentives as the Board of Directors, in its discretion, shall authorize.

         In September 2003, we entered into employment agreement with Lan Hao, our Chief Financial Officer. Pursuant to the terms of his agreement with AXM, Mr. Hao is entitled to be paid $120,000 per year for his services, for a period of one year. In addition, Mr. Hao received a stock grant of 100,000 shares of our Common Stock, health insurance and such other bonus and incentives as the Board of Directors, in its discretion, shall authorize.

STOCK OPTION PLANS

         We do not currently have any stock option or incentive plans.




                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable.

         As of September 30, 2003, we had a total of 13,728,347 shares of Common
Stock and 2,750,000 shares of Preferred Stock issued and outstanding, which are the only issued and outstanding voting equity securities of AXM. Shares of Preferred Stock vote on as converted basis with the Common Stock. At the date of this Prospectus, each share of Preferred Stock is convertible into one share of Common Stock.

         The following table sets forth, as of September 30, 2003: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our Common Stock and Preferred Stock (taken together as one class) known to us, the number of shares of Common Stock and Preferred Stock beneficially owned by each such person, and the percent of our Common Stock and Preferred Stock so owned;
and (b) the names and addresses of each director and executive officer, the number of shares our Common Stock and Preferred Stock beneficially owned, and the percentage of our Common Stock and Preferred Stock so owned, by each such person, and by all of our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of our Common Stock and Preferred Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock and Preferred Stock, except as otherwise indicated.

                                                 Amount and Nature of Beneficial               Percentage
    Name and Address                               Ownership                                   Of Voting of
                                                                                               Securities (1)

Ms. Wang Wei Shi                                 6,027,000(2)                                  36.58%
46 Wen An Road
Building 4, 5th Floor
Shenyang, Liaoning, China 110003

Douglas C. MacLellan                               625,000(3)                                   3.79%
8324 Delgany Avenue
Playa Del Rey, California 90293

Byrle Lerner                                     1,000,000                                      6.07%
2904 Via Campesina
Palo Verdes Estates, CA 90274

Lan Hao                                            100,000                                      0.61%
3 Laurelwood Dr.
Irvine, CA 92620





                                       31

                                                 Amount and Nature of Beneficial               Percentage
        Name and Address                           Ownership                                   Of Voting of
                                                                                               Securities(1)

Peter Cunningham                                    71,667(4)                                   0.43%
755 Promontory Point Drive West
Newport Beach, California 92660

Mark Elenowitz                                     224,0005)                                    1.36%
15245 Shady Grove Road, Ste 400
Rockville, Maryland 20850

Tom Wang                                           500,000                                      3.03%
1555 Bradbury Road
San Marino, California 91108

All directors and officers as a group (6         7,547,667                                     45.80%
   persons)


--------------------

(1) All Percentages have been rounded up to the nearest one hundredth of one percent.

(2) Includes 3,117,000 shares owned by Ms. Wang directly and 2,910,000 shares owned by members of her immediate family.

(3) Includes 475,000 shares owned by Mr. MacLellan directly, 90,000 shares owned by The MacLellan Group, Inc., which is owned by Mr. MacLellan, and 100,000 shares owned by Broadband Access Market Space, Ltd., a company in which Mr. MacLellan owns 60% of the outstanding shares.

(4) In addition to the shares listed herein Mr. Cunningham is entitled to receive an additional 208,333 shares of our Common Stock over the next three years pursuant to his employment agreement with AXM which provides that Mr. Cunningham is entitled to receive a stock grant of 250,000 shares of our Common Stock, which shall be issued and vest in equal installments every six months (41,667 per six month period) beginning in August 2003.

(5) Includes (i) 200,000 shares indirectly owned by MHE, Inc. as a result of its 40% ownership interest of TriPoint Capital Holdings, LLC, which owns 548,850 shares of Common Stock, and (ii) 24,000 shares owned by Investor Communications Company, LLC, a company which is owned by MHE, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                   AND RECENT SALES OF UNREGISTERED SECURITIES

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We are party to a consulting agreement with TriPoint Capital Advisors, LLC, a company in which Mark Elenowitz, a director and significant shareholder of AXM, indirectly owns a 40% interest. Pursuant to the terms of the consulting agreement, we are required to pay TriPoint a monthly fee of $10,000. Additionally, on May 1, 2002, pursuant to the terms of a previous consulting agreement with TriPoint, Werke, our wholly owned subsidiary issued TriPoint 500,000 shares of its Common Stock, which shares were exchanged pursuant to the terms of the Share Exchange Agreement into shares of AXM Common Stock. In addition, Werke is party to a consulting agreement with Investor Communications Company, LLC ("ICC"), a company in which Mark Elenowitz directly benefits from 20% of the stock compensation received from the Company. Pursuant to the terms of the consulting agreement, Werke is required to pay ICC a monthly fee of $5,000 and issued to ICC 120,000 shares of its Common Stock which were subsequently converted into shares of AXM Common Stock as a result of the Share Exchange.

         On September 12, 2002, Byrle Lerner, a significant shareholder of AXM, loaned $100,000 to Werke to provide working capital for Werke's United States administrative offices, including expenses for travel to China by Werke's U.S. employees and consultants. This loan was repaid in August 2003 using a portion of the proceeds from our sale of the Preferred Stock.

         In September 2003, we engaged Amaroq Capital, LLC, to provide advice regarding business development and to identify and review potential merger and acquisition candidates in Asia. Amaroq Capital will be paid $5,000 per month for its services and is entitled to receive additional compensation in connection with mergers or acquisitions that it identifies or for which it provides substantive assistance to AXM. Amaroq Capital is owned by Joseph Cunningham, brother of Peter Cunningham, our President and Chief Executive Officer.

         In April 2003, we engaged Rabelaisian Resources, Plc., to provide consulting services for AXM. Rabelaisian Resources' agreement expired in August 2003. Rabelaisian Resources is owned by Peter Cunningham, who is currently our President and Chief Executive Officer. In August 2003, Mr. Cunningham was hired as our Chief Operating Officer and was promoted to the positions of President and Chief Executive Officer following the resignation of That Ngo from such positions in September 2003.



RECENT SALES OF UNREGISTERED SECURITIES

         In order to accomplish the March 2003 share exchange with Werke, we issued an aggregate of 11,420,000 shares of Common Stock in exchange for all of the issued and outstanding capital stock of Werke. The shares issued to the former shareholders of Werke were issued to 25 accredited investors pursuant to an exemption from registration under Section 4(2) of the Securities Act and to 33 non-U.S. persons pursuant to an exemption from registration under Regulation S promulgated under the Securities Act.


         On April 30, 2003, we issued 30,000 shares of restricted Common Stock to Rabelaisian Resources, Plc. pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On April 30, 2003, we issued 150,000 shares of restricted Common Stock to Madden Consulting, Inc. pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. On September 18, 2003, we issued an additional 400,000 shares to Madden Consulting, in connection with renewal of its consulting agreement.

         On May 1, 2003, we issued 25,000 shares of restricted Common Stock to Robert Alexander pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On May 21, 2003, we issued 40,000 shares of restricted Common Stock to Amaroq Capital, LLC pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On May 21, 2003, we issued 15,000 shares of restricted Common Stock to McCartney Multimedia, Inc. pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On June 27, 2003, we issued 80,000 shares of restricted Common Stock to Woodbridge Management, Ltd. pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On August 21, 2003, and September 12, 2003, we issued 2,750,000 shares of our Preferred Stock at a price per share of $2.00 and 2,750,000 Warrants, each of which entitles the holder to purchase one share of our Common Stock for a period of five years from the date of issuance at a price of $3.00 per share, to two accredited investors pursuant to a private equity financing. Each share of Preferred Stock is convertible, at the option of the holder, into one share of Common Stock, subject to adjustment for certain occurrences. We also issued a five-year warrant to purchase up to 275,000 units (the "Units"), each Unit consisting of 1 share of Preferred Stock and 1 Warrant at an exercise price of $2.00 per Unit to TN Capital Equities, Ltd., our placement agent in connection with the private equity financing. The private equity financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.


         On August 31, 2003, we issued 41,667 shares to Peter Cunningham, our President and Chief Executive Officer, pursuant to the terms of his employment agreement with AXM. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On September 18, 2003, we issued 100,000 shares to Lan Hao, our Chief Financial Officer, pursuant to the terms of his employment agreement with AXM. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.


                            DESCRIPTION OF SECURITIES

         Our authorized capital consists of 50,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. As of September 30, 2003, there were outstanding 13,186,680 shares of Common Stock and 2,750,000 shares of Preferred Stock.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefore. Upon liquidation or dissolution of AXM, the holders of Common Stock are entitled to receive, pro rata, assets remaining available for distribution to stockholders. The Common Stock has no cumulative voting, preemptive or subscription rights and is not subject to any future calls. There are no conversion rights or redemption or sinking fund provisions applicable to the shares of Common Stock. All the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         Our Board of Directors is authorized, without further action by the shareholders, to issue, from time to time, up to 10,000,000 shares of preferred stock in one or more classes or series, and to fix or alter the designations, power or preferences, and relative participating, option or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock, and the number of shares constituting any such class or series then outstanding. The issuance of any series of preferred stock under certain circumstances could have the effect of delaying, deferring or preventing a change in control of AXM and could adversely affect the rights of the holders of the Common Stock. As of the date of this prospectus, we have not issued any preferred stock.

SERIES A PREFERRED STOCK

         Our Board of Directors of has designated 4,050,000 shares of its authorized preferred stock as Series A Convertible Preferred Stock. The principal terms of the Series A Preferred Stock are as follows:

         Voting. The holder of each share of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted into for purposes of determining the shares entitled to vote at any regular, annual, or special meeting of our shareholders, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with our Bylaws. Fractional votes shall not however be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by our Board of Directors, non-cumulative dividends in such amounts as may be determined by the Board of Directors from time to time out of funds legally available therefor. No dividends (other than those payable solely in Common Stock) shall be paid on the Common Stock during any fiscal year until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series A Preferred Stock a dividend in an amount per share equal to (i) the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock times (ii) the amount per share of the dividend to be paid on the Common Stock.

         Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.00 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the "Series A Conversion Price") shall initially be $2.00 per share of Common Stock. Such initial Series A Conversion Price shall be adjusted in the event of (i) combination, subdivision or reclassification of the Common Stock, and (ii) the sale of Common Stock at a price, or the issuance of options, warrants or convertible securities with an exercise or conversion price per share, less than $2.00.

         Liquidation. In the event of any liquidation, dissolution or winding up of AXM, either voluntary and involuntary, the holders of each share of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of AXM to the Common Stock holders, an amount equal to (i) all declared and unpaid dividends on each such share; plus (ii) an amount per share equal to greater of (A) the original issue price ($2.00) per share of Series A Preferred Stock, as adjusted for any stock splits, stock dividends, recapitalizations or similar occurrences, plus 8% per annum on such original issue price (as adjusted) accumulated, but not compounded, from the date of issuance to the date on which the liquidation preference is paid or (B) the amount that would be receivable if the Series A Preferred Stock had been converted into Common Stock immediately prior to such liquidation distribution. In the event the assets and funds of AXM are insufficient to pay the entire liquidation preference of the Series A Preferred Stock, the holders thereof will share ratably in the assets and funds of AXM in proportion to the preferential amount each such holder is otherwise entitled to receive.

WARRANTS

         Each Warrant allows its holder to purchase one share of Common Stock for $3.00, subject to adjustment, until five years after the date of issuance. Holders may also exercise the Warrants through a cashless exercise using the following formula:

                  X =    Y(A-B)
                         ------
                           A

     where:

                  X =    the number of shares of Common Stock to be issued to
                         the Holder upon exercise of the Warrant;
                  Y =    the number of Warrant  Shares  identified  in the
                         Exercise  Form  as  being  applied  to the  subject
                         exercise;
                  A =    the Current Market Price on such date; and
                  B =    the Exercise Price on such date

         The Warrants are redeemable, commencing 60 days from the date of the final Closing, by us at a price of $.05 per Investor Warrant at any time prior to their exercise or expiration upon 30 days' prior written notice; provided, however, that (i) closing sales price for the Common Stock for at least 30 consecutive calendar days ending on the third day prior to the date notice of redemption is given by AXM has been at least $4.00 per share; (ii) a registration statement relating to the Warrant Shares issuable upon exercise of the Warrants has been declared effective by the Commission and is available for resale of such Warrant Shares during the entire 30-day notice period; and (iii) the holder would not be prevented from selling the Warrant Shares issuable upon exercise of the Warrants subject to the notice of redemption as a result of the lock-up/dribble-out provisions contained in the Securities Purchase Agreement under which the Preferred Stock and the Warrants were issued and sold by AXM, after aggregating the number of shares issuable upon exercise of the Warrants subject to the notice of redemption with (A) those Shares currently held by the holder and (B) those shares of Common Stock currently held by the holder as a result of its conversion of shares of the Preferred Stock. The Warrants remain exercisable during the 30-day notice period. Any Warrant holder who does not exercise that holder's Warrants prior to their expiration or redemption, as the case may be, forfeits that holder's right to purchase the shares of Common Stock underlying the Warrants.

         The exercise price of the Warrants and the number of shares of Common Stock purchasable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including split-ups or combinations of Common Stock, dividends payable in Common Stock, and the issuance of rights to purchase additional shares of Common Stock or to receive other securities or rights convertible into or entitling the holder to receive additional shares of Common Stock with or without payment of any consideration.

         Pursuant to the terms of the Warrants, AXM shall not effect the exercise of any Warrants, and no person who is a holder of this Warrant shall have the right to exercise their Warrants, to the extent that after giving effect to such exercise, such person (together with such person's affiliates) would beneficially own in excess of 9.99% of the shares of the Common Stock of AXM outstanding immediately after giving effect to such exercise. Additionally, the Warrant issued to SF Capital Partners Ltd., contains an additional cap on exercise, which prevents the holder from exercising and AXM from effecting any exercise of the Warrants issued to SF Capital Partners if after giving effect to such exercise, such person (together with such person's affiliates) would beneficially own in excess of 4.99% of the shares of the Common Stock of AXM outstanding immediately after giving effect to such exercise. This 4.99% is waivable by the holder on 61 days written notice to AXM.

         No fractional shares will be issued upon the exercise of the Warrants, but we will pay cash for the value of any fractional shares or Warrants otherwise issuable.

         Each Investor Warrant will expire at the close of business on the fifth anniversary of the final Closing of this Offering.

DIVIDEND POLICY

         It is the policy of our Board of Directors to retain our earnings for use in our day-to-day operations and expansion of our operations. We have not declared any dividends on our Common Stock, nor do we intend to declare any dividends in the foreseeable future.

REGISTRATION RIGHTS

         We granted purchasers of our Preferred Stock certain rights with respect to the registration under the Securities Act of the shares of Common Stock issuable upon conversion of the Preferred Stock and the shares of Common Stock issuable upon exercise of the Warrants. We agreed to file, within 45 days of date of the Securities Purchaser Agreement, a registration statement on Form SB-2 (or such other form as is applicable) registering the resales of such shares of Common Stock. We granted TN Capital Equities, Ltd, the placement agent comparable registration rights with respect to the shares of Common Stock underlying the Agent's Warrants.

         If the registration statement is not filed within 45 days following the date of the Securities Purchase Agreement or is not declared effective by the Commission within 135 days following such date (any such failure or breach being referred to as an "Event", and the date on which such Event occurs being referred to as "Event Date"), then, on the Event Date and on the date of every monthly anniversary thereof until the Event is cured, we have agreed to pay to each purchaser of the Preferred Stock an amount in cash equal to 2.0% of the amount paid by such purchase for its Preferred Stock. If we fail to pay to any purchaser such amounts in full within seven days after the date payable, we have agreed to pay to such purchaser interest thereon at the rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), accruing daily from the date such amounts are due until such amounts, plus all such interest thereon, are paid in full.

         In addition to the registration rights granted to the purchasers of the Preferred Stock, we granted piggy-back registration rights to certain persons in connection with shares of our Common Stock issued in consideration for services performed our behalf.

TRANSFER AGENT

         The transfer agent for the Common Stock is Signature Stock Transfer, 2301 Ohio Drive, Plano, Texas 75093, (972) 612-4120. AXM acts as its own transfer agent with regard to the Preferred Stock and Warrants.

                            MARKET FOR COMMON EQUITY
                         AND RELATED SHAREHOLDER MATTERS


         The Common Stock is currently quoted on the OTC Bulletin Board under the symbol "AXMA." Prior to March 14, 2003, the date on which the reverse acquisition with Werke occurred, the Common Stock traded under the symbol "WICK" and there was no active market for trading of the Common Stock.

         The following table sets forth the quarterly high and low bid prices for the Common Stock since March 14, 2003. The prices set forth below represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

FISCAL 2003                                             HIGH           LOW
                                                        ----           ---
  First Quarter (beginning on March 14).............   $ 1.85         $ .14
  Second Quarter....................................     6.69          1.05
  Third Quarter.....................................     5.68          4.20

         At September 30, 2003, the closing bid price of the Common Stock was $4.65. At September 30, 2003, there were approximately 122 record holders of the Common Stock. This number excludes any estimate by the Company of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

         The Company has not paid cash dividends on any class of common equity since formation and the Company does not anticipate paying any dividends on its outstanding common stock in the foreseeable future.

                    MANANGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Financial Statements and Notes thereto which appear elsewhere in this prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors. Readers should also carefully review factors set forth in other reports or documents that we file from time to time with the Securities and Exchange Commission.

OVERVIEW

         On March 14, 2003, we completed a Share Exchange (the "Share Exchange") with Werke Pharmaceuticals, Inc. ("Werke"), a Delaware corporation formed to develop and finance the growth of Chinese based pharmaceutical companies. As a result of the Share Exchange, Werke became our wholly owned subsidiary. Werke's wholly owned operating subsidiary is Shenyang Tianwei Werke Pharmaceutical Co. Ltd. ("STWP), a northern China-based pharmaceutical company. The comparables discussed below relate to the operations of Werke and its wholly owned subsidiary, STWP, for the periods discussed.

         Our products are currently primarily sold through several third party distributors to hospital pharmacies in the key cities of Shanghai, Guangzhou and Shenyang. We anticipate expanding our sales into retail pharmacies within these regions during the next quarter and will make efforts to expand both hospital and retail pharmacy sales into other regional cities such as Beijing. We recently began construction of a new U.S. GMP-qualified pharmaceutical manufacturing facility in a special economic zone in Shenyang, China. We expect to complete the construction and governmental approval process by the second quarter of fiscal 2004.

         We are currently  seeking to license  various branded OTC products from
identifiable  North  American   pharmaceutical  and  supplement   companies  for
distribution and manufacturing in China and Asia-Pacific.

         COMPARISON OF RESULTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, TO THE FISCAL YEAR ENDED DECEMBER 31, 2001.

         REVENUE. During the fiscal year ended December 31, 2002, we generated $3,103,656 from product sales compared to revenues from product sales for the fiscal year ended December 31, 2001, of $3,885,723. This is a decrease of $782,067 or approximately 20%. Revenues were lower in 2002 due to the closing of STWP's original plant in Shenyang and the shifting of our production from in-house to third-party OEM manufactures.

         GROSS PROFIT. Gross profit on product sales for the fiscal year ended December 31, 2002, was $621,579 compared to $1,479,936 for the fiscal year ended December 31, 2001, a decrease of $858,357 or approximately 58%. The decrease in gross profits during 2002 was due primarily due to the closing of STWP's original plant in Shenyang and the shifting of our production from in-house to third-party OEM manufactures.

         SALES, GENERAL AND ADMINISTRATIVE EXPENSES. We incurred General and Administrative expenses of $673,936 for fiscal year ended December 31, 2002, compared to $2,507,788 for the fiscal year ended December 31, 2001, a decrease of $1,833,852 or approximately 73%. The decrease in General and Administrative expenses during the fiscal year ended December 31, 2002, as compared to the comparable periods for 2001, were a result of the closing of STWP's original plant in Shenyang and the shifting of our production from in-house to third-party OEM manufactures.

         NET LOSS. We recorded a Net Loss for the fiscal year ended December 31, 2002, of $52,357 compared to a Net Loss of $1,517,660 for the fiscal year ended December 31, 2001.


COMPARISON OF RESULTS FOR THE FISCAL QUARTER ENDED JUNE 30, 2003, TO THE FISCAL QUARTER ENDED JUNE 30, 2002 AND THE SIX MONTHS ENDED JUNE 30, 2003, TO THE SIX MONTHS ENDED JUNE 30, 2002.

     REVENUE. During the three-month period ended June 30, 2003, we generated $1,848,057 from product sales compared to revenues from product sales for the three-month period ended June 30, 2002, of $970,374. This is an increase of $877,683 or 90.5 %. During the six-month period ended June 30, 2003, we generated $3,215,216 from product sales compared to revenues from product sales for the six-month period ended June 30, 2002, of $1,578,104. This is an increase of $1,637,112 or 103.7%. Revenues were higher in the 2003 periods due to an improved and streamlined OEM manufacturing process and more robust sales of our product line, particularly the sale of Asarone.

     GROSS PROFIT. Gross profit on product sales for the three-month period ended June 30, 2003, was $810,692 compared to $317,400 for the three-month period ended June 30, 2002, an increase of $493,292 or 155.4%. Gross profit on product sales for the six-month period ended June 30, 2003, was $1,250,442 compared to $602,000 for the six-month period ended June 30, 2002, an increase of $648,442 or 107.7%. The increase in gross profits during the three-month and six-month periods ended June 30, 2003, was due primarily due to an increase in Asarone sales and more efficient third party product manufacturing.

     SALES, GENERAL AND ADMINISTRATIVE EXPENSES. We incurred General and Administrative expenses of $488,069 for the three-month period ended June 30, 2003, compared to $199,758 for the three-month period ended June 30, 2002, an increase of $288,311 or 144.3%. During the six month period ended June 30, 2003, we incurred General and Administrative expenses of $855,529 compared to $296,898 for the six-month period ended June 30, 2002, an increase of $558,631 or 188.1%. The increases in General and Administrative expenses during the three-month and six-month periods ended June 30, 2003, as compared to the comparable periods for 2002, were a result of increased expenses related selling and marketing of our products; expenses associated with our public reporting status; and increased activities associated with the proposed construction of a new plant in Shenyang.

     NON-CASH CONSULTING ACTIVITIES. During the three-month period ended June 30, 2003, our Board of Directors authorized the issuance of 340,000 shares of our restricted common stock to various consultants in lieu of cash payments. Based upon the common stock trading price at the times of issuance, and FASB rules, we were required to incur non-cash consulting expenses of $787,500 for the issuance of these shares during the three-month and six-month periods ended June 30, 2003.

     NET LOSS. Net operating income (less Non-Cash Consulting Fees) for the three-month period ended June 30,2003 was $322,623 and $394,913 for the six-month period ended June 30, 2003. When Non-Cash Consulting Fees are included, the Company had a net loss of $464,877 for the three-month period ended June 30, 2003, and a net loss of $392,587 for the six-month period ended June 30, 2003. This compares to Net Income of $117,642 for the three-month period ended June 30, 2002, and net income of $305,102 for the six-month period ended June 30, 2002.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

         We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure.

                                LEGAL PROCEEDINGS


         On June 3, 2003, we received correspondence from counsel to an entity purportedly known as Axiom Pharmaceutical Corporation, which alleged that we were infringing upon its use of the trademark "Axiom Pharmaceutical Corporation." On September 29, 2003, we entered into a settlement agreement with Axiom Pharmaceutical Corporation, whereby we agreed to cease using the name
"Axiom Pharmaceuticals, Inc." and in consideration Axiom Pharmaceutical Corporation agreed to release us from any claims of infringement regarding use of the trademark "Axiom Pharmaceutical Corporation" and to pay us $5,000.

         Other than as disclosed herein, we are not a party to any material legal proceeding and no such proceeding is known to be contemplated.

                                     EXPERTS

         The financial statements included in the Prospectus have been audited by Malone & Bailey, PLLC, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

         Law Offices of Louis E. Taubman, P.C., has passed upon the validity of the securities being offered hereby.

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Axiom Pharmaceuticals, Inc.
(Formerly Shenyang Tianwei Werke Pharmaceutical Co., Ltd.)
Playa del Rey, California

We have audited the accompanying balance sheet of Axiom Pharmaceuticals, Inc. (Formerly Shenyang Tianwei Werke Pharmaceutical Co., Ltd.) as of December 31, 2002 and the related statements of operations, owners' equity, and cash flows for the year ended and for the period from January 20, 2001 (Inception) through December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Axiom Pharmaceuticals, Inc. (Formerly Shenyang Tianwei Werke Pharmaceutical Co., Ltd.) as of December 31, 2002 and the results of its operations and its cash flows for each the year then ended and for the period from January 20, 2001 (Inception) through December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.



/s/  Malone & Bailey, PLLC
--------------------------
Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

May 23, 2003



                           AXIOM PHARMACEUTICALS, INC.
           (FORMERLY SHENYANG TIANWEI WERKE PHARMACEUTICAL CO., LTD.)
                                  BALANCE SHEET
                                DECEMBER 31, 2002

                                     ASSETS

Current assets
  Cash                                                                         $          106,027
  Cash held in trust by a related party                                                   149,203
  Accounts receivable, net of allowance of $0                                             933,001
  Inventories                                                                           1,324,925
  Advances                                                                                291,597
                                                                               ------------------
    Total current assets                                                                2,804,753

Property and equipment, net                                                                57,695
Licenses                                                                                1,449,748
                                                                               ------------------

    TOTAL ASSETS                                                               $        4,312,196
                                                                               ==================

                         LIABILITIES AND OWNERS' EQUITY

Current liabilities
  Value added tax payable                                                      $        1,212,071
  Accounts payable and accrued expenses                                                   197,265
                                                                               ------------------
    Total current liabilities                                                           1,409,336
                                                                               ------------------

OWNERS' EQUITY:
  Contributed capital                                                                   4,472,877
  Accumulated deficit                                                                  (1,570,017)
                                                                               ------------------
    Total Owners' Equity                                                                2,902,860
                                                                               ------------------

TOTAL LIABILITIES AND OWNERS' EQUITY                                           $        4,312,196
                                                                               ==================


                 See accompanying summary of accounting policies
                       and notes to financial statements.




                           AXIOM PHARMACEUTICALS, INC.
           (FORMERLY SHENYANG TIANWEI WERKE PHARMACEUTICAL CO., LTD.)
                            STATEMENTS OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 2002 AND
       PERIOD FROM JANUARY 20, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001

                                                                                 2002                  2001
                                                                         ---------------------  --------------------

  Revenues                                                               $         3,103,656    $        3,885,723

  Cost of revenues                                                                 2,482,077             2,405,787
                                                                         -------------------    ------------------

  Gross profit                                                                       621,579             1,479,936
                                                                         -------------------    ------------------

  General, administrative and selling                                                673,936             2,507,788

  Impairment charge                                                                        -               489,808
                                                                         -------------------    ------------------

          Net loss                                                       $           (52,357)   $       (1,517,660)
                                                                         ===================    ==================








                 See accompanying summary of accounting policies
                       and notes to financial statements.




                           AXIOM PHARMACEUTICALS, INC.
           (FORMERLY SHENYANG TIANWEI WERKE PHARMACEUTICAL CO., LTD.)
                          STATEMENTS OF OWNERS' EQUITY
                          YEAR ENDED DECEMBER 31, 2002


                                        Additional
                                          Paid-In       Accumulated
                                          Capital         Deficit           Total
                                       --------------  --------------  -------------

Contributed capital,
  January 20, 2001                     $   2,849,906   $           -   $  2,849,906

Expenses paid by owner                     1,522,971               -      1,522,971

Net loss                                           -      (1,517,660)    (1,517,660)
                                       -------------   --------------  -------------

Balance,
  December 31, 2001                        4,372,877      (1,517,660)     2,855,217


Contributed capital                          100,000               -        100,000

Net loss                                           -         (52,357)       (52,357)
                                       -------------   --------------  -------------

Balance,
  December 31, 2002                    $   4,472,877   $  (1,570,017)  $  2,902,860
                                       =============   ==============  =============









                See accompanying summary of accounting policies
                       and notes to financial statements.




                           AXIOM PHARMACEUTICALS, INC.
           (FORMERLY SHENYANG TIANWEI WERKE PHARMACEUTICAL CO., LTD.)
                            STATEMENTS OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 2002 AND
       PERIOD FROM JANUARY 20, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001

                                                                               2002                  2001
                                                                         ------------------    ------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                               $         (52,357)    $      (1,517,660)
  Adjustments to reconcile net loss to cash used in
    operating activities:
      Depreciation and amortization                                                 21,664                21,660
      Impairment charge                                                                  -               489,808
        Changes in assets and liabilities:
          Cash held in trust                                                       738,360              (188,490)
          Accounts receivable                                                     (387,622)             (545,379)
          Advances                                                                (291,597)                    -
          Inventories                                                             (650,009)            1,691,833
          Value added tax payable                                                  538,901            (1,583,321)
          Accrued expenses                                                          88,687               108,578
                                                                         -----------------     -----------------

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
                                                                                     6,027            (1,522,971)
                                                                         -----------------     -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from contributed capital                                                100,000             1,522,971
                                                                         -----------------     -----------------

NET CHANGE IN CASH                                                                 106,027                     -

Cash, beginning of period                                                                -                     -
                                                                         -----------------     -----------------

Cash, end of period                                                      $         106,027     $               -
                                                                         =================     =================

NON-CASH TRANSACTIONS:
Net assets contributed by owner                                          $               -     $       2,849,906
                                                                         =================     =================









                See accompanying summary of accounting policies
                       and notes to financial statements.

                           AXIOM PHARMACEUTICALS, INC.
           (FORMERLY SHENYANG TIANWEI WERKE PHARMACEUTICAL CO., LTD.) NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

Shenyang Tianwei Werke Pharmaceutical Co., Ltd. was incorporated on January 20, 2001 (date of incorporation) in Shenyang, People's Republic of China ("PRC" or "China"), as a sino foreign equity joint venture company. The total registered capital of the Company is $10,000,000. The Company is primarily engaged in the production and sale of over-the-counter and prescription medicines.

Shenyang Tianwei Pharmaceutical Factory ("Shenyang Tianwei"), a private company was incorporated in PRC and Werke Pharmaceuticals, Inc. ("Werke"), a private company was incorporated in the United States of America. Pursuant to a joint venture agreement, Shenyang Tianwei is required to contribute certain net assets as referred under the joint venture agreement to the Company, over a three year period of $5,500,000 and Werke is required to contribute $4,500,000 in cash and equipment. For Chinese legal purposes, the Company is considered a joint venture and for United States reporting purposes the Company is a subsidiary of Shenyang Tianwei. The net assets contributed by Shenyang Tianwei and Werke were recorded in the accompanying financial statements at the historical basis of each shareholder.

As of December 31, 2001 Shenyang Tianwei contributed certain net assets of $2,849,906. Werke contributed expenses paid on behalf of the Company of $1,522,971.

On June 20, 2002, Shenyang Tianwei entered into an agreement to acquire Axiom Pharmaceuticals, Inc. (formerly Wickliffe International Corporation). The transaction closed March 14, 2003. For accounting purposes this transaction was treated as an acquisition of Axiom and a recapitalization of Shenyang Tianwei. Shenyang Tianwei is the accounting acquirer and the results of its operations carry over. Accordingly, the operations of Axiom are not carried over and will be adjusted to $0.

On December 9, 2002, Shenyang Tianwei exercised its right, under the terms of the joint venture agreement to convert its 55% interest in the Company and now Werke owns 100% of the Company.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include highly liquid, temporary cash investments having original maturity dates of three months or less. For reporting purposes, cash equivalents are stated at cost plus accrued interest, which approximates fair value.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined by using the average cost method. Inventories consist primarily of raw materials for its three products which are for the treatment of bronchial infections, skin infections and gastric and urinary infections.

Long-Lived Assets

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of machinery and equipment (three to seven years). Axiom performs reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In December 2001, the Company agreed to decommission its manufacturing facility in Shenyang and contributed its land lease to a municipality real estate in cooperation with the city of Shenyang. The intent of the real estate development is to construct residential and retail facilities. In connection with this transaction, the Company recorded an impairment charge of approximately $489,000 for the value of the plant. The Company did not record a value for its participation in the cooperative real estate development.

Other Intangible Assets

Other intangible assets consist of licenses which were acquired in a business combination. The licenses were valued at their historical cost. The cost of the licenses is not amortized since they have an indefinite life. The licenses are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable.

Product sales are recognized by the Company generally at the time product is shipped. When other significant obligations remain after products are delivered, revenue is recognized only after such obligations are fulfilled. Shipping and handling costs are included in cost of goods sold.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Foreign Currency Translation

The Renminbi ("RMB") is the functional currency of the Company. Transactions in foreign currency are translated at rates of exchange rates ruling at the transaction date. Monetary assets and liabilities denominated in foreign currencies are retranslated at rates ruling at the balance sheet date. Exchange differences are recognize in the in the statement of operations.

Recent Accounting Pronouncements

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement addresses the diverse accounting practices for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company will be required to adopt this statement effective January 1, 2003. The Company does not expect that the adoption of SFAS No. 143 will have any effect on The Company's financial statement presentation or disclosures.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This SFAS made revisions to the accounting for gains and losses from the extinguishment of debt, rescinded SFAS No. 44 and required certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The Company will be required to adopt SFAS No. 145 on January 1, 2003. The adoption of SFAS No. 145 is not expected to have a material impact on The Company's financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Such costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 replaces the previous accounting guidance provided by the Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not anticipate that the adoption of SFAS No. 146 will have any effect on The Company's financial statement presentation or disclosures.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of

Indebtedness of Others" ("FIN45"). FIN45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, The Company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of FIN 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company has implemented the disclosure provisions of FIN45 in its December 31, 2002 financial statements, without significant impact.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities (and Interpretation of ARB No. 51)" ("FIN46"). FIN46 addresses consolidation by business enterprises of certain variable interest entities, commonly referred to as special purpose entities. The Company will be required to implement the other provisions of FIN46 in 2003. The Company does not anticipate that the adoption of FIN46 will have any effect on The Company's financial statement presentation or disclosure.


NOTE 2 - ACCOUNTS RECEIVABLE

The Company's trade accounts receivable are shown net of allowance for doubtful accounts of $0.

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customer to make required payments. If the financial condition of The Company's customer were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.


NOTE 3 - PROPERTY AND EQUIPMENT:

Components of property, plant, and equipment, at December 31, 2002 are as follows:

    Vehicles                                      $       17,880
    Equipment                                             83,139
                                                  --------------
                                                         101,019
    Less: accumulated depreciation                       (43,324)
                                                  --------------
                                                  $       57,695
                                                  ==============

Depreciation expense totaled $21,644 and $21,660 in 2002 and 2001, respectively.


NOTE 4 - INCOME TAXES

The Company is incorporated in the PRC which is governed by the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the "Income Tax Laws"). Under the Income Tax Laws, foreign investment enterprises ("FIE") generally are subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income as reported in their statutory financial statements after appropriate tax adjustments unless the enterprise is located in specially designated regions or cities for which more favorable effective rates apply. Upon approval by the PRC tax authorities, FIEs scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may be exempt from income taxes for two years, commencing with their first profitable year of operations, and thereafter with a 50% exemption for the next three years. As of December 31, 2002, the Company had not attained profitable operations for tax purposes.

For the year ended December 31, 2002 and period ended December 31, 2001, The Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $357,000 at December 31, 2002, and will expire in the year 2007.

Deferred income taxes consist of the following at December 31, 2002:

    Long-term:
      Net operating loss                                  $       53,000
      Start up costs                                             133,000
      Impairment charge                                           70,000
      Valuation allowance                                       (256,000)
                                                          --------------
                                                          $            -
                                                          ==============


NOTE 5 - MAJOR DISTRIBUTOR

The Company has one distributor that accounted for 100% of net revenues for the year ended December 31, 2002 and 100% of net revenues for period ended December 31, 2001.

The Company will maintain allowances for estimated potential bad debt losses and will revise its estimates of collectibility on a periodic basis. There is no history of bad debt experience with the distributor and collection of the receivable is reasonably assured.

The Company sells to hospitals and hospital distributors. The slow down of the pharmaceutical industry globally will have a material adverse effect on the Company's business. The Company's has one primary distributor and the loss of this distributor could cause the Company's business to suffer while they are finding new distributors.


NOTE 6 - RELATED PARTY TRANSACTIONS

The cash held in trust balance of $149,203 is in the name of a director of the Company.

The Company leases its facilities from Shenyang Tianwei, a shareholder of the Company. The Company does not pay any rent for the use of these facilities. The

Company did not record any deemed rent expenses as the amount is not significant.


NOTE 7 - VALUE ADDED TAX PAYABLE

The Company is subject to Chinese value added tax at a rate of 17% on product sales. Value added tax payable on sales is computed net of value added tax paid on purchases for all domestic sales.


NOTE 8 - DISTRIBUTION OF PROFITS

As stipulated by the relevant laws and regulations applicable to China's foreign investment enterprises, the Company is required to make appropriations from net income as determined under accounting principles generally accepted in the PRC ("PRC GAAP") to non-distributable reserves which included a general reserve, an enterprises expansion reserve and employee welfare and bonus reserve.

The general reserve is used to offset future extraordinary losses as defined under PRC GAAP. The Company may, upon a resolution passed by the owners, convert the general reserve into capital. The employee welfare and bonus reserve is used for the collective welfare of the employees of the Company. The enterprise expansion reserve is used for the expansion of the Company and can be converted to capital subject to approval by the relevant authorities. The Company did not record any reserves in 2002 and 2001 as the Company incurred losses under accounting principles generally accepted under the PRC. Therefore, the Company was not required to record such reserves. No such adjustments are required under accounting principles generally accepted on the United States of America in 2002 and 2001.


NOTE 9 - EMPLOYEE RETIREMENT BENEFITS AND POST RETIREMENT BENEFITS

The Company's employees in the PRC are entitled to retirement benefits calculated with reference to their basic salaries on retirement and their length of service in accordance with a government managed benefits plan. The PRC government is responsible for the benefit liability to these retired employees. The Company is required to make contributions to the state retirement plan based on 19% of the employees' monthly basic salaries. Because the Company only has temporary staff for the year ended 2002 and period ended 2001, the Company is not obligated under any contributions to the state retirement. The Company does not have any other post retirement benefit plans and does not provide any post-employment benefits.


NOTE 10 - SUBSEQUENT REVERSE MERGER

In  March  2003,  Axiom  Pharmaceuticals,  Inc.  ("Axiom")  (formerly  Wickliffe

International Corporation) issued 11,420,000 shares of common stock for Werke Pharmaceuticals, Inc. ("Werke") and its wholly owned operating subsidiary Shenyang Tianwei Werke Pharmaceutical Co. Ltd. ("Shenyang"), an existing northern China-based pharmaceutical manufacturing and sales company. In connection with the transaction, Wickliffe International Corporation changed its name to Axiom Pharmaceuticals, Inc. For accounting purposes this transaction was treated as an acquisition of Axiom and a recapitalization of Werke and its wholly owned subsidiary, Shenyang. Shenyang is the accounting acquirer and the results of its operations carry over. Accordingly, the operations of Axiom are not carried over and will be adjusted to $0. In connection with the reverse merger, Axiom cancelled 242,500 shares of common stock.



                          INTERIM FINANCIAL STATEMENTS

                           AXIOM PHARMACEUTICALS, INC.
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2003
                                   (UNAUDITED)

                                     ASSETS

Current assets
  Cash                                                                               $           22,355
  Cash held in trust by related party                                                           141,129
  Accounts receivable, net of allowance of $0                                                 1,577,052
  Inventories                                                                                 2,246,497
                                                                                     ------------------
    Total current assets                                                                      3,987,033

Property and equipment, net                                                                      78,385
Licenses                                                                                      1,449,748
                                                                                     ------------------

    TOTAL ASSETS                                                                     $        5,515,166
                                                                                     ==================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Value added tax payable                                                            $        1,764,735
  Accounts payable and accrued expenses                                                         413,753
                                                                                     ------------------
    Total current liabilities                                                                 2,178,488
                                                                                     ------------------

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, 10,000,000 shares authorized,
    no shares issued and outstanding                                                                  -
  Common stock, $.001 par value, 50,000,000 shares authorized,
    13,186,680 shares issued and outstanding                                                     13,187
  Additional paid-in capital                                                                  5,250,748
  Accumulated deficit                                                                        (1,962,604)
  Accumulated other comprehensive income                                                         35,347
                                                                                     ------------------
    Total Stockholders' Equity                                                                3,336,678
                                                                                     ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $        5,515,166
                                                                                     ==================




                           AXIOM PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)


                                           Three Months Ended                          Six Months Ended
                                                June 30,                                   June 30,
                                -----------------------------------------  -----------------------------------------
                                       2003                 2002                  2003                  2002
                                -------------------  --------------------  --------------------  -------------------

Revenues                        $        1,848,057   $          970,374    $        3,215,216    $        1,578,104

Cost of revenues                         1,037,365              652,974             1,964,774               976,104
                                ------------------   ------------------    ------------------    ------------------

Gross profit                               810,692              317,400             1,250,442               602,000
                                ------------------   ------------------    ------------------    ------------------

General, administrative
  and selling                              488,069              199,758               855,529               296,898

Non-cash consulting
  expenses                                 787,500                    -               787,500                     -
                                ------------------   ------------------    ------------------    ------------------

                                         1,275,569              199,758             1,643,029               296,898
                                ------------------   ------------------    ------------------    ------------------

Net income (loss)               $         (464,877)  $          117,642    $         (392,587)   $          305,102
                                ==================   ==================    ==================    ==================

Net income (loss) per
  share:
   Basic and diluted            $            (0.04)  $             0.01    $            (0.03)   $             0.03
                                ==================   ==================    ==================    ==================

Weighted averaged shares
  outstanding:
   Basic and diluted                    13,010,636           11,420,000            12,984,828            11,420,000
                                ==================   ==================    ==================    ==================


                           AXIOM PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                                   (UNAUDITED)

                                                                               2003                  2002
                                                                         ----------------    ----------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                                      $      (392,587)    $       305,102
  Adjustments to reconcile net loss to cash used in
    operating activities:
      Common stock issued for services                                           787,500                   -
      Depreciation and amortization                                               32,796               9,782
        Changes in assets and liabilities:
          Cash held in trust                                                       8,074             887,563
          Accounts receivable                                                   (644,051)           (687,844)
          Advances                                                               291,597            (556,082)
          Inventories                                                           (921,573)           (141,934)
          Accounts payable                                                       (12,230)                  -
          Value added tax payable                                                552,664             334,227
          Accrued expenses                                                       205,857             (46,894)
                                                                         ---------------     ---------------
CASH FLOWS PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                                                           (91,953)            103,920
                                                                         ---------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                                           (27,235)                  -
  Cash received in reverse merger                                                    169                   -
                                                                         ---------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES                                             (27,066)                  -
                                                                         ---------------     ---------------

Effect of exchange rate changes on cash                                           35,347                   -
                                                                         ---------------     ---------------

NET INCREASE (DECREASE) IN CASH                                                  (83,672)            103,920

Cash, beginning of period                                                        106,027                   -
                                                                         ---------------     ---------------

Cash, end of period                                                      $        22,355     $       103,920
                                                                         ===============     ===============

SUPPLEMENTAL NON-CASH TRANSACTIONS:
  Net liabilities assumed in reverse merger                              $        22,692     $             -
  Assets acquired for common stock                                       $        26,250     $             -


                           AXIOM PHARMACEUTICALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

                   For the period ended June 30,2003 and 2002

NOTE 1: MANAGEMENT REPRESENTATION AND PRESENTATION

The financial statements included herein have been prepared by Axiom Pharmaceuticals, Inc. ("the Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America has been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading.

The balance sheet of Axiom Pharmaceuticals, Inc. as of June 30, 2003, the related consolidated statements of operations for the three and six months ended June 30, 2003 and 2002 and the consolidated statements of cash flows for the six months ended June 30, 2003 and 2002 included in the consolidated financial statements have been prepared by the Company without audit. In the opinion of management, the accompanying consolidated financial statements include all adjustments (consisting of normal, recurring adjustments) necessary to summarize fairly Axiom's consolidated financial position and results of operations. The consolidated results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of the results of operations for the full year or any other interim period. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year ended December 31, 2002 to be reported in Form 8-K/A, have been omitted.


NOTE 2: COMMON STOCK

During the six months ending June 30, 2003, Axiom issued 325,000 shares of common stock for services valued at $787,500 and issued 15,000 shares of common stock for the development of a web site for $26,250.


NOTE 3: CONSULTING FEE CONTINGENT ON FINANCING

Axiom is a party to a consulting agreement that provides, inter alia, for the payment by Axiom to the consultant of a fee of $145,000. This fee, however, only becomes due and payable upon the closing by Axiom of a debt or equity financing of at least $1,000,000. The term of the consulting agreement is for 1 year and expires in July 2003, although the compensation terms survive expiration of the term of the agreement.

                           AXIOM PHARMACEUTICALS, INC.





                        --------------------------------

                                   PROSPECTUS

                        --------------------------------

                                     PART II


ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include provisions, which limit the liability of our directors. As permitted by applicable provisions of the Nevada Law, directors will not be liable to Axiom for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. This limitation does not affect liability for any breach of a director's duty to Axiom or our shareholders (i) with respect to approval by the director of any transaction from which he or she derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that the director believes to be contrary to the best interests of Axiom or our shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his or her duty to Axiom or our shareholders, or that show a reckless disregard for duty to Axiom or our shareholders in circumstances in which he or she was, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to Axiom or our shareholders, or (iii) based on transactions between Axiom and our directors or another corporation with interrelated directors or based on improper distributions, loans or guarantees under applicable sections of Nevada Law. This limitation of directors' liability also does not affect the availability of equitable remedies, such as injunctive relief or rescission.

         We have been advised that it is the position of the Commission that insofar as the provision in Axiom's Articles of Incorporation, as amended, may be invoked for liabilities arising under the Securities Act, the provision is against public policy and is therefore unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         We are not issuing any common stock under this Registration Statement. All common stock registered pursuant to this Registration Statement is being registered on behalf of selling shareholders. We have agreed to pay all costs of this Registration Statement. The estimated expenses for the distribution of the common stock registered hereby, other than underwriting commissions, fees and Representative's nonaccountable expense allowance are set forth in the following table:

       ITEM                                    AMOUNT
       ----                                    ----------

       SEC Registration Fee                    $ 3,128.87
       Transfer Agent Fees                         500
       Legal Fees                                3,000
       Accounting Fees                           1,000
       Printing and Engraving Costs              1,500
       Miscellaneous                             1,000
                                               ----------
       Total                                   $10,128.87
                                               ==========

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions;
(iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

         In order to accomplish the March 2003 share exchange with Werke, we issued an aggregate of 11,420,000 shares of Common Stock in exchange for all of the issued and outstanding capital stock of Werke. The shares issued to the former shareholders of Werke were issued to 25 accredited investors pursuant to an exemption from registration under Section 4(2) of the Securities Act and to 33 non-U.S. persons pursuant to an exemption from registration under Regulation S promulgated under the Securities Act.


         On April 30, 2003, we issued 30,000 shares of restricted Common Stock to Rabelaisian Resources, Plc. pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On April 30, 2003, we issued 150,000 shares of restricted Common Stock to Madden Consulting, Inc. pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act. On September 18, 2003, we issued an additional 400,000 shares to Madden Consulting, in connection with renewal of its consulting agreement.

         On May 1, 2003, we issued 25,000 shares of restricted Common Stock to Robert Alexander pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On May 21, 2003, we issued 40,000 shares of restricted Common Stock to Amaroq Capital, LLC pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On May 21, 2003, we issued 15,000 shares of restricted Common Stock to McCartney Multimedia, Inc. pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On June 27, 2003, we issued 80,000 shares of restricted Common Stock to Woodbridge Management, Ltd. pursuant to a consulting agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On August 21, 2003, and September 12, 2003, we issued 2,750,000 shares of our Preferred Stock at a price per share of $2.00 and 2,750,000 Warrants, each of which entitles the holder to purchase one share of our Common Stock for a period of five years from the date of issuance at a price of $3.00 per share, to two accredited investors pursuant to a private equity financing. Each share of Preferred Stock is convertible, at the option of the holder, into one share of Common Stock, subject to adjustment for certain occurrences. We also issued a five-year warrant to purchase up to 275,000 units (the "Units"), each Unit consisting of 1 share of Preferred Stock and 1 Warrant at an exercise price of $2.00 per Unit to TN Capital Equities, Ltd., our placement agent in connection with the private equity financing. The private equity financing described above was made pursuant to the exemption from the registration provisions of the Securities Act provided by Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder.

         On August 31, 2003, we issued 41,667 shares to Peter Cunningham, our President and Chief Executive Officer, pursuant to the terms of his employment agreement with Axiom. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

         On September 18, 2003, we issued 100,000 shares to Lan Hao, our Chief Financial Officer, pursuant to the terms of his employment agreement with Axiom. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.


ITEM 27.  EXHIBITS

           EXHIBIT NUMBER    DESCRIPTION
           --------------    -----------

                  4.1*     Securities  Purchase Agreement dated as of August 21,
                           2003

                  4.2*     Registration  Rights Agreement dated as of August 21,
                           2003

                  4.3* Designation of Rights and Preferences of Series A Preferred Stock dated as of August 21, 2003

                  4.4* Form of Warrant to Purchase Common Stock issued August 21, 2003

                  4.5** Securities Purchase Agreement dated as of September 12, 2003


                  4.6** Registration Rights Agreement dated as of September 12, 2003

                  4.7** Form of Warrant to Purchase Common Stock issued September 12, 2003

                  4.8** Form of Warrant to Purchase Common Stock issued September 12, 2003

                  5.1      Opinion  and  Consent  of Law  Offices  of  Louis  E.
                           Taubman, P.C.

                 23.1      Consent of Malone & Bailey, PLLC

         * Incorporated herein by reference to Exhibits 10.1 to 10.4 of the Company's Current Report on Form 8-K Dated August 21, 2003.

         ** Incorporated herein by reference to Exhibits 10.1 to 10.5 of the Company's Current Report on Form 8-K Dated September 12, 2003.



ITEM 28.  UNDERTAKINGS.

         We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange
Commission by us pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         In addition, we hereby undertake:

         (a) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (b) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain, unsold at the termination of the offering.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AXIOM PHARMACEUTICALS, INC.

By: /s/ Peter Cunningham
    ----------------------
        Peter Cunningham

Name:      Peter Cunningham

Title:     President & Chief Executive Officer

Dated:     October 1, 2003

         Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


       /s/ Peter Cunningham                          Dated: October 1, 2003
       --------------------
       Peter Cunningham
       President and Chief Executive Officer


       /s/ Lan Hao                                   Dated: October 1, 2003
       -----------
       Lan Hao
       Chief Financial Officer and Director

       /s/ Wang Wei Shi                              Dated: October 1, 2003
       -----------------
       Wang Wei Shi
       Chairman of the Board

       /s/ Douglas C. MacLellan                      Dated: October 1, 2003
       ------------------------
       Douglas C. MacLellan
       Vice-chairman of the Board

       /s/ Mark Elenowitz                            Dated: October 1, 2003
       ------------------
       Mark Elenowitz
       Director

       /s/ Tom Wang                                  Dated: October 1, 2003
       -------------
       Tom Wang
       Director




                                      vii